SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. N/A)

Filed by the registrant  ☒

Filed by a party other than the registrant  ☐

Check the appropriate box:	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Preliminary proxy statement
☒ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

FLAG FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

     Common stock, par value $1.00, of Flag Financial Corporation (“Flag common stock”)

(2) Aggregate number of securities to which transactions applies:

     17,040,675 shares of Flag common stock and options to purchase 1,579,643 shares of Flag common stock

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying $0.000107 by the sum of (i) the product of 17,040,675 shares multiplied by the $25.50 per share merger consideration; and (ii) the product of 1,579,643 representing the number of shares subject to stock options, multiplied by the difference between $25.50 and $11.1650, which represents the weighted average exercise price of the stock options.

(4) Proposed maximum aggregate value of transaction:

     $457,181,394.90

(5) Total fee paid:

     $48,918.41

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement no.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 21, 2006

To the Shareholders of Flag Financial Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the “Special Meeting”) of Flag Financial Corporation (“Flag”) will be held on Tuesday, November 21, 2006 at 1:00 p.m. local time at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 9, 2006, as supplemented as of September 6, 2006 (the “Merger Agreement”), by and among Flag, a Georgia corporation, RBC Centura Banks, Inc., a North Carolina corporation (“RBC Centura”) and Flag Acquisition Sub, Inc., a Georgia corporation and wholly owned subsidiary of RBC Centura, pursuant to which:

(a)	Flag Acquisition Sub, Inc. will be merged (the “Merger”) with and into Flag, which will survive the Merger and become a wholly owned subsidiary of RBC Centura; and

(b)	each share of Flag common stock then outstanding will be converted into the right to receive $25.50 per share. A copy of the Merger Agreement is attached to the accompanying proxy statement as Appendix A;

2.	To transact such other business as may be properly brought before the Special Meeting or at any and all adjournments or postponements thereof.

Shareholders of Flag of record at the close of business on October 12, 2006 are entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. In order for the proposal to approve the Merger Agreement to be adopted, the holders of a majority of the outstanding shares of Flag common stock entitled to vote must vote in favor of approval of the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement. You are cordially invited to attend the Special Meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope. If you wish to attend the Special Meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trust, bank or other nominee to confirm your beneficial ownership of the shares.

If the Merger is completed, shareholders perfecting their dissenters’ rights therefrom are entitled, if they have complied with the provisions of the Georgia Business Corporation Code regarding rights of dissenting shareholders, to be paid the fair market value of their shares in cash. See “The Merger - Dissenters’ Rights” in the accompanying proxy statement and Appendix B thereto for a description of the procedures required to be followed in order to perfect dissenters’ rights.

On behalf of the board of directors of Flag, we urge you to vote “FOR” approval of the Merger Agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Joseph W. Evans
Joseph W. Evans
Chairman of the Board, President and Chief Executive Officer

Atlanta, Georgia

October 16, 2006

Please complete, sign, date and return the enclosed proxy card promptly whether or not you plan to be present at the Special Meeting. Failure to return a properly executed proxy or to vote at the Special Meeting will have the same effect as a vote against the Merger Agreement. Please do not send in any certificates for your shares at this time. If the Merger is completed, you will receive instructions explaining how to exchange your shares for the cash merger consideration.

PROXY STATEMENT OF

FLAG FINANCIAL CORPORATION

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 21, 2006

YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Flag Financial Corporation (“Flag”) and RBC Centura Banks, Inc. (“RBC Centura”) have approved an Agreement and Plan of Merger dated as of August 9, 2006 and supplemented as of September 6, 2006 (the “Merger Agreement”), by and among Flag, RBC Centura and Flag Acquisition Sub, Inc., a wholly owned subsidiary of RBC Centura, a copy of which is attached as Appendix A. Pursuant to the terms of the Merger Agreement, Flag Acquisition Sub will be merged (the “Merger”) with and into Flag with Flag surviving, after which Flag will become a wholly owned subsidiary of RBC Centura.

If the Merger Agreement is approved by Flag’s shareholders, upon the effective date of the Merger, each outstanding share of Flag common stock will be converted into the right to receive $25.50 in cash.

At the Special Meeting of Flag Shareholders (the “Special Meeting”), you are entitled to consider and vote on the Merger Agreement. The Merger cannot be completed unless holders of at least a majority of the issued and outstanding shares of Flag common stock approve it. No vote of RBC Centura shareholders is required to approve the Merger Agreement. Consummation of the Merger is also subject to regulatory approvals and other conditions set forth in the Merger Agreement, as more fully discussed in this proxy statement.

The date, time and place of the meeting are:

Tuesday, November 21, 2006, 1:00 p.m. local time

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

This proxy statement provides you with detailed information about the proposed Merger. We urge you to read carefully the Merger Agreement at Appendix A, along with the rest of this proxy statement, including the Appendices, before deciding how to vote on the Merger Agreement.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Because the Merger requires the affirmative vote of the holders of Flag common stock, if you fail to return your card or vote in person, the effect will be a vote against approval of the Merger Agreement. Your vote is very important. You can revoke your proxy by writing to Flag’s Secretary any time before the Special Meeting at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, by submitting a later-dated proxy, or by attending the Special Meeting and voting in person.

On behalf of the board of directors of Flag, we urge you to vote “FOR” approval and adoption of the Merger Agreement.

/s/ Joseph W. Evans Joseph W. Evans Chairman of the Board, President and Chief Executive Officer

This proxy statement is dated October 16, 2006, and was first mailed to Flag’s shareholders on or about October 20, 2006.

ADDITIONAL INFORMATION

Flag is subject to the information requirements of the Securities Exchange Act of 1934, as amended. Flag files annual and quarterly financial reports and other information with the Securities and Exchange Commission, commonly known as the SEC.

This proxy statement incorporates important business and financial information about Flag from other documents that are not included in or delivered with this proxy statement. This information is available without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through the SEC’s website at www.sec.gov or by requesting them in writing or by telephone from Flag at the following address:

Flag Financial Corporation

3475 Piedmont Road, N.E. Suite 550

Atlanta, Georgia 30305

Telephone: (404) 760-7700

Attention: Lisa G. Lane

Copies of documents provided to you will not include the exhibits thereto, unless the exhibits are specifically incorporated by reference in the documents or in this proxy statement.

If you would like to request any documents, please do so by November 7, 2006 in order to receive them before the Special Meeting of shareholders.

In “Summary” and in “Questions and Answers About the Special Meeting and the Merger” below, we have highlighted selected information from this proxy statement. However, we may not have included all of the information that may be important to you. To better understand the Merger Agreement and the Merger, and for a description of the legal terms of the Merger, you should carefully read this entire proxy statement, including the Merger Agreement attached as Appendix A to this proxy statement and all other appendices referred to in this proxy statement, as well as the documents that we have incorporated by reference into this proxy statement. Please see “Additional Information for Shareholders” on page 52.

i

MARKET PRICES OF THE COMPANY’S SHARES	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
OTHER MATTERS	51
Other Business at Special Meeting	51
Submission of Shareholder Proposals	51
ADDITIONAL INFORMATION FOR SHAREHOLDERS	52

Appendix A – Agreement and Plan of Merger

Appendix B – Dissenters’ Rights Provisions

Appendix C – Opinion of Burke Capital Group, LLC

ii

IMPORTANT NOTICE

Flag shareholders should read this proxy statement in its entirety, including the Merger Agreement attached as Appendix A. No person has been authorized to give any information or to make any representations other than those contained in this proxy statement. Any further information given or representations made by any person must not be relied upon as having been authorized by Flag.

This proxy statement contains information about RBC Centura that Flag shareholders should know when evaluating the Merger. The information in this proxy statement speaks only as of its date unless the information indicates specifically that another date applies. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the affairs of Flag or RBC Centura since the date herein.

In making a voting decision, Flag shareholders must rely on their own examination of the terms of the Merger, including the merits and risks involved. Flag shareholders should also consult with their own tax and financial advisors with respect to the consequences of the Merger.

SUMMARY

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you. To better understand the Merger and its potential impact on you, we urge you to read this entire proxy statement and the documents incorporated by reference into this proxy statement carefully. See “Additional Information for Shareholders” on page 52. Each item in this summary includes a page reference directing you to a more detailed discussion of the item.

The Special Meeting (page 12)

Flag will hold its Special Meeting on Tuesday, November 21, 2006 at 1:00 p.m. local time at its offices located at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305.

Record Date, Voting Rights and Vote Required (page 12)

The record date for the determination of Flag shareholders entitled to notice of and to vote at the Special Meeting is October 12, 2006. On the record date, there were 17,045,750 shares of Flag common stock outstanding, held by approximately 804 holders of record. Each such share of Flag common stock is entitled to one vote on each matter submitted for approval of Flag shareholders at the Special Meeting. Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Flag common stock, or the affirmative vote of shareholders holding at least 8,522,876 shares. Failure of a holder of Flag common stock to vote such shares will have the same effect as a vote “against” the Merger Agreement.

Action on any other matters that properly come before the Special Meeting will be approved if a quorum is present and the votes in favor of the matter exceed the votes against the matter. Presence in person or by proxy of a majority of the outstanding shares of Flag common stock entitled to vote at the Special Meeting will constitute a quorum.

Recommendation of the Board of Directors of Flag (page 14)

Flag’s board of directors believes that the Merger is in the best interest of Flag and its shareholders and recommends that the shareholders vote “FOR” approval of the Merger Agreement.

The Parties (page 15)

Flag Financial Corporation

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

(404) 760-7700

Flag is a bank holding company organized in 1993 and headquartered in Atlanta, Georgia. Flag Bank’s business consists primarily of attracting deposits from the general public and, with these and other funds, offering a broad range of banking products and services, including residential mortgage loans, consumer loans, commercial loans, commercial real estate loans, residential construction loans, securities investments and other services. Flag Bank’s principal sources of income are interest and fees collected on loans, including fees received for originating and selling loans and for servicing loans sold to others, and, to a lesser extent, interest and dividends collected on other investments and service charges on deposit accounts.

RBC Centura Banks, Inc.

3201 Beechleaf Court

Raleigh, North Carolina 27604

(919) 788-5663

RBC Centura is a financial holding company headquartered in Raleigh, North Carolina and a wholly owned, indirect subsidiary of Royal Bank of Canada. Through RBC Centura Bank and its other subsidiaries, RBC Centura offers a wide range of financial services and advice, including a complete line of banking, investment, loan, mortgage, life insurance, and other services, to individuals, businesses and public institutions throughout the Southeastern United States. RBC Centura’s multifaceted customer access network includes more than 270 full-service banking centers, an extensive ATM network, and telephone and Internet banking. In addition, RBC Centura offers builder finance products through its RBC Centura Builder Finance division. According to the Board of Governors of the Federal Reserve System, RBC Centura is the 50th largest U.S. commercial bank as of June 2005.

The Merger

Description of the Merger (page 15)

In the Merger, Flag Acquisition Sub, a newly formed merger subsidiary of RBC Centura, will merge with and into Flag, and Flag will be the surviving company. Following the Merger, Flag will be a wholly owned subsidiary of RBC Centura.

Pursuant to the terms of the Merger Agreement, upon the effective date of the Merger, each outstanding share of Flag common stock shall be converted into the right to receive $25.50 in cash, and each outstanding option to acquire shares of Flag common stock shall be converted into the right to receive a cash payment equal to the difference between the cash Merger consideration and the applicable exercise price of the option, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes (collectively, the “Merger Consideration”). The aggregate cash consideration to be paid by RBC Centura for the outstanding shares of Flag and conversion of Flag stock options will be approximately $456 million.

Completion of the Merger is subject to several conditions. We strongly encourage you to carefully read the Merger Agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement, because it is the legal document that governs the Merger.

We are working to complete the Merger as soon as possible. We currently anticipate completing the Merger in late 2006, subject to receipt of shareholder and regulatory approvals and satisfaction of other conditions to closing, including those described in “The Merger Agreement — Conditions to Consummation of the Merger.” See also “The Merger Agreement — Effective Time of the Merger.”

Background of the Merger; Flag’s Reasons for the Merger (pages 17 – 19)

A chronological summary of the material events that resulted in approval of the Merger Agreement and the resulting Merger by Flag’s board of directors is set forth in “The Merger — Background of the Merger.”

In reaching its decision to approve and recommend approval of the Merger Agreement, the board of directors of Flag considered a number of factors, including the following:

•	The value of the consideration to be received by Flag’s shareholders relative to the book value and earnings per share of Flag common stock;

•	Certain information concerning the financial condition, results of operations and business prospects of RBC Centura;

•	The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with RBC Centura;

•	The alternatives to the Merger, including remaining an independent institution;

•	The competitive and regulatory environment for financial institutions generally;

•	The fact that the Merger will enable Flag shareholders to exchange their shares of Flag common stock for cash;

•	The opinion of Burke Capital Group, LLC (“Burke Capital”), that the consideration to be received by Flag’s shareholders as a result of the Merger is fair from a financial point of view; and

•	The complementary aspects of Flag’s and RBC Centura’s businesses, including customer focus, geographic coverage and business orientation.

In its deliberations, the board of directors of Flag did not assign any relative or specific weight to any of the factors that are discussed above, and individual members of the board of directors of Flag may have given different weights to different factors as they were discussed. In addition, the discussion of the information above and factors considered is not intended to be exhaustive of the factors considered.

Opinion of Flag’s Financial Advisor (pages 19-27)

Flag engaged Burke Capital Group as financial advisor to Flag in connection with its review of strategic alternatives. As part of the engagement, Flag asked Burke Capital to evaluate the fairness of the Merger Consideration to Flag’s shareholders from a financial point of view. At the August 2, 2006 meeting of Flag’s board of directors to evaluate the Merger, Burke Capital delivered to the board its oral opinion that, based upon and subject to various matters set forth in its opinion, the Merger Consideration was fair to Flag’s shareholders from a financial point of view. At this meeting, Flag’s board approved the Merger, subject to finalizing the Merger Agreement, and subsequently executed Merger Agreement on August 9, 2006. Burke Capital submitted its written opinion letter to the board of directors on August 9, 2006. In connection with rendering its opinion, Burke Capital performed analyses of Flag’s performance, comparable public companies, comparable transactions and transaction premiums paid in other recent transactions. In addition, Burke Capital participated in discussions with Flag’s management concerning the business strategy, financial performance and prospects of Flag, and the rationale for the Merger.

We have included Burke Capital’s opinion in its entirety as Appendix C to this proxy statement. We urge you to read carefully the opinion in its entirety.

Regulatory Approval of the Merger (page 27)

The Merger will be consummated pending receipt of all requisite regulatory approvals, including the approval of the Federal Reserve Board and the Georgia Department of Banking and Finance (“Georgia Banking Department”). The parties have made filings with the applicable regulatory authorities. While Flag and RBC Centura believe that they will be able to obtain these regulatory approvals in a timely manner and without burdensome conditions, there can be no assurances that they will be able to do so.

Material United States Federal Income Tax Consequences of the Merger (page 28)

The exchange of Flag common stock for cash will be a taxable transaction. The exchange of your shares of Flag common stock for cash will be treated as a sale of the stock. Accordingly, shareholders should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in your Flag common stock. The gain or loss generally will be capital gain or loss. Flag shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

Accounting Treatment (page 30)

The Merger will be accounted for by RBC Centura as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the earnings of Flag will be combined with the earnings of RBC Centura only from and after the effective date of the Merger.

Dissenters’ Rights (page 30)

Georgia law permits Flag’s shareholders to dissent from approving the Merger Agreement and to be paid the fair value of their shares paid to them in cash. To do this, shareholders must follow specific procedures, including filing a written notice with Flag prior to Flag’s shareholder vote on the Merger Agreement. If you follow the required procedures, your only right will be to receive the fair value of your common stock in cash.

Interest of Certain Persons in the Merger (page 31)

When considering the recommendations of the board of directors, you should be aware that certain directors and officers have interests in the Merger that differ from the interests of other shareholders, including the following:

Employment Agreements.    As a condition to RBC Centura’s willingness to enter into the Merger Agreement, William Abraham, Kim Michael Childers, Stephen G. Deaton, James Allan LaHaise, Harold R. Lee, Jr., Bradford Watkins and J. Thomas Wiley have entered into employment agreements with RBC Centura, which will become effective upon the consummation of the Merger.

Consulting and Non-Competition Agreements.    Each of Stephen W. Doughty, Joseph W. Evans and J. Daniel Speight have entered into a Consulting and Non-Competition Agreement with RBC Centura Bank, a subsidiary of RBC Centura, which will become effective upon the consummation of the Merger.

Option Payments.    In connection with the Merger, each of the stock options held by Flag’s executive officers will be converted into the right to receive a cash payment equal to the difference between the Merger Consideration and the applicable exercise price of the option, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes.

Other than as discussed above, no officers or directors of Flag, nor any of their “associates,” have any direct or indirect material interest in the Merger, except insofar as the following might be deemed to create such an interest:

•	potential change in control payments that may be owed following the Merger;

•	the ownership by such person of Flag common stock;

•	the continued employment by such person after consummation of the Merger;

•	after the effective date of the Merger, the eligibility of such persons to participate in RBC Centura employee benefit plans; and

•	indemnification arrangements in certain circumstances as provided in the Merger Agreement.

Additionally, Flag may pay annual and merit-based salary increases to employees in accordance with the Merger Agreement and as approved by the compensation committee. The board of directors of Flag was aware of these interests and considered them, among other matters, in approving the Merger Agreement and related transactions.

Principal Provisions of the Merger Agreement

The Merger Agreement contemplates the Merger of Flag Acquisition Sub, a wholly owned subsidiary of RBC Centura, with and into Flag, with Flag surviving the Merger. Upon the completion of the Merger, Flag will become a wholly owned subsidiary of RBC Centura. The Merger will become effective as of the date and time that Articles of Merger are filed with the Georgia Secretary of State or such other date and time specified in the Articles of Merger.

On September 6, 2006, the parties supplemented the Merger Agreement by adding Flag Acquisition Sub, Inc. as a party to the agreement. All references to the “Merger Agreement” in this proxy statement mean the Merger Agreement as supplemented.

Representations, Warranties and Covenants (pages 38-39)

The Merger Agreement contains representations and warranties by Flag and by RBC Centura that are customary for agreements of this nature. The Merger Agreement also contains customary covenants. Some of the covenants include Flag’s covenant to carry on its business in the same manner as it has done prior to the date of the Merger Agreement and to obtain RBC Centura’s consent before engaging in certain activities. In addition, Flag has agreed to provide RBC Centura with notice of certain developments in its business. Flag also agreed that it will not solicit or encourage acquisition proposals from third parties other than RBC Centura or engage in negotiations with or disclose any nonpublic information to any person who is considering making or has made an acquisition proposal to Flag. Flag may, however, provide information to and engage in discussions or negotiations with a potential acquirer other than RBC Centura under certain limited conditions as described in the Merger Agreement.

Conditions to Consummation of the Merger (page 42)

Consummation of the Merger is subject to various conditions for both parties, including:

•	the approval of the Merger Agreement by the holders of at least a majority of the outstanding shares of Flag common stock;

•	receipt of regulatory approvals from the Federal Reserve Board and Georgia Department of Banking without any conditions that impose on RBC Centura ongoing obligations other than those conditions which are customary for such approvals, and the expiration of all applicable waiting periods associated with these approvals; and

•	no court or other legal or regulatory order statute, rule or regulation restrains or prohibits the Merger.

Flag’s obligations to complete the Merger are also subject to the following conditions:

•	the representations and warranties of RBC Centura must be true in all material respects at the time of the Merger, except as a result of changes or events expressly permitted by the Merger Agreement; and

•	RBC Centura must have performed in all material respects its obligations under the Merger Agreement.

RBC Centura’s obligations to complete the Merger are also subject to the following conditions:

•	the representations and warranties of Flag must be true in all material respects at the time of the Merger, except as a result of changes or events expressly permitted by the Merger Agreement;

•	Flag must have performed in all material respects its obligations under the Merger Agreement;

•	Flag shall have obtained all necessary third party consents (other than regulatory approvals) necessary to consummate the Merger, unless the failure to obtain any such consent would not result in a material adverse effect on the surviving corporation; and

•	the employment agreements of each of Kim Michael Childers, James Allan LaHaise and J. Thomas Wiley shall be in full force and effect and shall not have been amended, and each such individual shall remain employed by Flag or Flag Bank and shall not have committed an act or omission that would permit his termination for “cause” under his employment agreement.

Termination of the Merger Agreement (page 43)

Generally, the Merger Agreement may be terminated by Flag and/or RBC Centura under the following circumstances:

•	by Flag and RBC Centura upon mutual consent;

•	by either Flag or RBC Centura, if:

o	a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days of written notice of the breach; and which breach, individually or in the aggregate with other breaches, would cause a condition of the Merger Agreement not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the parties to complete the Merger;

o	the Merger is not consummated on or before March 31, 2007;

o	any approval or consent of any regulatory authority required for consummation of the Merger has been denied by final non-appealable action; or

o	the shareholders of Flag fail to approve the Merger Agreement.

•	by RBC Centura, if:

o	at any time prior to the Special Meeting, Flag’s board of directors fails to recommend that Flag’s shareholders approve the Merger Agreement, withdraws its recommendation to approve the Merger Agreement, or modifies or changes its recommendation in a manner adverse to the interests of RBC Centura; or

o	Flag or its board of directors recommends that Flag’s shareholders approve any acquisition proposal other than the Merger.

Flag has agreed to pay RBC Centura a termination fee of $18,000,000 if the Merger Agreement is terminated under the certain circumstances specified in the Merger Agreement. The termination fee, along with the non-solicitation provisions described above, may discourage third parties who are interested in acquiring a significant interest in Flag.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

AND THE MERGER

Q:	What effect will the Merger have on Flag?

A:	After the Merger is completed, 100% of Flag’s common stock will be owned by RBC Centura and the stock will no longer be publicly traded.

Q:	What am I being asked to vote upon?

A:	You are being asked to vote to approve the Merger Agreement and the resulting Merger.

Q:	Why is my vote important?

A:	The Merger Agreement must be approved by a majority of the issued and outstanding shares of Flag common stock, provided that a quorum is present. Unless the holders of more than 50% of the outstanding shares return their proxy cards or appear in person at the Special Meeting, a quorum will not be present and the Merger Agreement will not be approved.

Q:	What will I receive in the Merger?

A:	If the Merger is completed, you will receive $25.50, in cash and without interest, in exchange for each share of Flag common stock that you own at the time of the Merger.

Q:	What factors should I consider?

A:	We strongly encourage you to read carefully this proxy statement in its entirety, including in particular the factors considered by Flag’s board of directors described in “The Merger — Flag’s Reasons for the Merger” beginning on page 19. You should also carefully review the appendices to this proxy statement.

Q:	Who will own Flag after the Merger?

A:	After the Merger, Flag will be wholly owned by RBC Centura. As a result of the receipt of cash in exchange for Flag’s common stock, Flag’s shareholders will no longer benefit from any increase in Flag’s value, nor will they acquire an ownership interest in RBC Centura.

Q:	What should I do now?

A:	After you have carefully read this proxy statement, indicate on your proxy card how you want to vote, and sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the Special Meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the Merger Agreement.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted.

Q:	What happens if I do not send in my proxy or if I abstain from voting?

A:	If you do not send in your proxy, if you do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the Merger proposal.

Q:	Can I change my vote after I have submitted my proxy card?

A:	Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by Flag prior to the Special Meeting will be your vote. Any earlier votes will be revoked. Third, you may attend the Special Meeting and vote in person. Any earlier votes delivered by proxy will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. Shareholders will exchange their Flag common stock certificates for cash after we complete the Merger. Instructions for exchanging Flag common stock certificates will be sent to you promptly after the Merger is completed.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We plan to complete the Merger shortly after we receive shareholder and regulatory approvals for the Merger, which we currently anticipate will result in a closing in late 2006, although there can be no assurances that we will be able to do so.

Q:	What are the tax consequences of the Merger?

A:	The Merger will be a taxable transaction to you for federal income tax purposes. A summary of the possible tax consequences appears on pages 29 of this proxy statement. You should consult your tax advisor regarding the specific tax consequences of the Merger to you based on your particular circumstances.

Q:	Whom should I call with questions about the Merger or the Special Meeting?

A:	Shareholders should call J. Daniel Speight, Chief Financial Officer of Flag, at (404) 760-7700.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement and the documents or information incorporated by reference in this proxy statement that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these important factors when you vote on the Merger Agreement. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

•	the failure to obtain governmental approvals of the Merger or the imposition of adverse regulatory conditions in connection with governmental approvals;

•	the failure to obtain the approval of the Merger by the shareholders of Flag;

•	changes in financial market conditions, either nationally, globally, or locally in the market areas where Flag and RBC Centura operate;

•	the effect of past acquisitions by Flag or the effect of past or future acquisitions by RBC Centura on this transaction;

•	increases in levels of loan losses, customer loan defaults and claims;

•	continued regulatory oversight and review including specifically the effect of continued regulatory evaluation of Flag’s Bank Secrecy Act compliance program;

•	new litigation or changes in existing litigation;

•	changes in laws or regulations affecting Flag and RBC Centura, and their continuing ability to comply with existing laws and regulations; and

•	changes in accounting policies, procedures or guidelines as may be required by the Financial Accounting Standards Board and banking regulatory authorities.

We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this proxy statement to conform those statements to actual results. In evaluating these statements, you should consider the cautionary statements contained in Flag’s filings with the Securities and Exchange Commission.

THE SPECIAL MEETING

General Information

We are providing this proxy statement to the shareholders of Flag (“Flag”), along with a form of proxy that the board of directors of Flag is soliciting for use at the Special Meeting to be held at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, 1:00 p.m. local time on Tuesday, November 21, 2006. At the Special Meeting, Flag shareholders will vote upon a proposal to approve the Merger Agreement, dated August as of 9, 2006 and as supplemented as of September 6, 2006, by and among Flag, RBC Centura and Flag Acquisition Sub, Inc., a wholly owned subsidiary of RBC Centura, pursuant to which Flag Acquisition Sub will merge with and into Flag, and Flag will become a wholly owned subsidiary of RBC Centura. Proxies may be voted on such other matters as may properly come before the meeting at the discretion of the proxy holders. The board of directors of Flag knows of no such other matters except those incidental to the conduct of the Special Meeting. The Merger Agreement is attached as Appendix A.

We request the holders of the common stock of Flag complete, date and sign the accompanying proxy and return it promptly to Flag in the enclosed postage-paid envelope.

How to Vote

If you are a shareholder of record and you hold shares of Flag common stock in your name, you may vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Please follow the directions on the enclosed proxy card.

If you hold shares of Flag common stock through a broker or other custodian, please follow the voting instructions that the applicable institution provides to you. If you do not return your proxy card, or if your shares are held in a stock brokerage account or held by a bank, broker or nominee, or, in other words, in “street name” and you do not instruct your bank, broker or nominee on how to vote those shares, those shares will not be voted at the Special Meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted “FOR” the proposal presented, and at the discretion of the proxy holders with respect to any other business properly brought before the meeting.

If you are a registered shareholder and plan to attend the Special Meeting and vote in person, you will be given a ballot at the Special Meeting. However, if your shares of Flag common stock are held in street name, you must first obtain a proxy from the registered holder authorizing you to vote the shares in person.

Record Date, Voting Rights and Vote Required

The record date for the determination of Flag shareholders entitled to notice of and to vote at the Special Meeting is October 12, 2006. Only the holders of Flag common stock on the record date are entitled to receive notice of and to vote at the Special Meeting. On the record date, there were 17,045,750 shares of Flag common stock outstanding, held by approximately 804 holders of record. Each such share of Flag common stock is entitled to one vote on each matter submitted at the Special Meeting.

Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Flag common stock, or 8,511,660 shares. Failure of a holder of Flag common stock to vote such shares will have the same effect as a vote “against” the Merger Agreement.

Action on any other matters that properly come before the Special Meeting will be approved if a quorum is present and the votes in favor of the matter exceed the votes against the matter. Presence in person or by proxy of a majority of the outstanding shares of Flag common stock entitled to vote at the Special Meeting will constitute a quorum.

As of the record date, the directors and executive officers of Flag and their affiliates beneficially owned a total of 3,263,696 shares, or 18.87% of the issued and outstanding shares of Flag common stock. These individuals have indicated that they intend to vote their shares in favor of the proposal to approve the Merger Agreement. To the best of RBC Centura management’s knowledge, as of the record date, none of the directors and executive officers of RBC Centura nor their affiliates or subsidiaries beneficially owned any shares of Flag common stock.

Voting and Revocation of Proxies

The shares of Flag common stock represented by properly completed proxies received at or before the time for the Special Meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted “FOR” approval of the Merger Agreement. Proxies marked “FOR” approval of the Merger Agreement and executed but unmarked proxies will be voted in the discretion of the persons named therein as to any proposed adjournment of the Special Meeting. Proxies which are voted “AGAINST” approval of the Merger Agreement will not be voted in favor of any motion to adjourn the Special Meeting to solicit more votes in favor of the Merger.

Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions, however, will be treated as shares present for purposes of determining whether a quorum is present. Because the proposal to adopt the Merger Agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of Flag common stock, abstentions will have the same effect as a vote against the Merger Agreement. Accordingly, the board of directors of Flag urges Flag’s shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

If any other matters are properly presented at the Special Meeting and voted upon, the proxies solicited hereby will be voted on those matters at the discretion of the proxy holders. The board of directors of Flag is not aware of any other business to be presented at the Special Meeting other than matters incidental to the conduct of the meeting.

A shareholder’s attendance at the Special Meeting will not automatically revoke his or her proxy. A shareholder may, however, revoke a proxy any time before its exercise by:

•	filing a written notice of revocation with Flag’s Secretary at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305 prior to the Special Meeting;

•	delivering a new duly executed proxy bearing a later date; or

•	by attending the Special Meeting and voting in person.

A shareholder’s proxy will not be revoked by his or her death or incapacity unless, before the shares are voted, the Secretary of Flag or other person authorized to tabulate the votes receives notice of the death or incapacity.

If you hold shares in street name and you wish to change any proxy granted on the voting instruction form, you should contact your bank, broker or nominee in accordance with the instructions provided to you.

Solicitation of Proxies

Flag has engaged The Altman Group, Inc., a proxy solicitation firm, to assist in soliciting proxies from Flag shareholders in connection with the Special Meeting. Flag expects that the fees for these services will total approximately $9,500, plus out-of-pocket expenses. Flag will also reimburse, upon request, brokerage houses and other custodian, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Flag’s common stock.

Flag will pay for the cost of printing this proxy statement and all other costs of soliciting proxies. Directors, officers and other employees of Flag or its subsidiaries may solicit proxies personally or by telephone or facsimile. None of these people will receive any special compensation for solicitation activities.

DO NOT SEND YOUR FLAG COMMON STOCK CERTIFICATES WITH YOUR PROXY CARD. Promptly after the Merger, the paying agent for the Merger will send a transmittal letter to you with instructions for surrendering your Flag common stock certificates in exchange for the Merger Consideration.

Adjournments or Postponements

Although it is not expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made by approval of a majority of the shares of Flag common stock present in person or represented by a proxy at the Special Meeting, or the Chairman of the board of directors or the President of Flag, whether or not a quorum is present and without notice other than an announcement at the Special Meeting.

Recommendation of the Board of Directors of Flag

THE BOARD OF DIRECTORS OF FLAG HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTEREST OF FLAG AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF FLAG RECOMMENDS THAT FLAG’S SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

THE MERGER

The following is a summary of various provisions of the Merger, the Merger Agreement, the consequences of the Merger and the opinion of Flag’s financial advisor. This summary is qualified in its entirety by reference to the full text of the appendices to this proxy statement. You are urged to read carefully the Merger Agreement as well as the other appendices in their entirety.

General

The Merger Agreement provides that, subject to approval by the shareholders of Flag, receipt of necessary regulatory approvals and satisfaction of certain other conditions described below under “Conditions to Consummation of the Merger,” Flag Acquisition Sub, a wholly owned subsidiary of RBC Centura, will merge with and into Flag. Upon completion of the Merger, the corporate existence of Flag Acquisition Sub will cease and Flag will be the surviving corporation (the “Surviving Corporation”). Through the Merger, RBC Centura will acquire all of the outstanding shares of Flag common stock and Flag will become a wholly owned subsidiary of RBC Centura.

The Parties

Flag

Flag was organized in 1993 and is headquartered in Atlanta, Georgia. Flag is a Georgia corporation and bank holding company and serves as the holding company for Flag Bank, a Georgia state-chartered bank. Its principal office is located at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 303305, and its telephone number if (404) 760-7700. Its Internet address is www.flagbank.com. Information contained on its website is not incorporated by reference into this proxy statement, and you should not consider information on such website as part of this proxy statement.

As of June 30, 2006, Flag had consolidated assets of approximately $1.794 billion, deposits of $1.350 billion, shareholders’ equity of $212 million and net loans of $1.248 billion. Flag Bank operates 23 locations in the following cities and counties in Georgia: Atlanta (Fulton County, DeKalb County and Cobb County), Unadilla (Dooly County), Vienna (Dooly County), Montezuma (Macon County), Buena Vista (Marion County), LaGrange (Troup County), Hogansville (Troup County), Jonesboro (Clayton County), Duluth (Gwinnett County), Columbus (Muscogee County), Macon (Bibb County), Newnan (Coweta County) and Warner Robins (Houston County).

Flag Bank’s business consists primarily of attracting deposits from the general public and, with these and other funds, offering a broad range of banking products and services, including residential mortgage loans, consumer loans, commercial loans, commercial real estate loans, residential construction loans, securities investments and other services. Flag Bank’s principal sources of income are interest and fees collected on loans, including fees received for originating and selling loans and for servicing loans sold to others, and, to a lesser extent, interest and dividends collected on other investments and service charges on deposit accounts. Flag Bank offers a broad array of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Flag Bank also provides cash management services, safe-deposit boxes, travelers’ checks, direct deposit, automatic drafts, and courier services to commercial customers.

Flag’s common stock is traded on the NASDAQ Global Select market under the symbol “FLAG”. For more information about Flag’s business, reference is made to Flag’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this proxy statement. See “Additional Information for Shareholders.”

RBC Centura

RBC Centura is a North Carolina corporation and financial holding company and wholly owned, indirect subsidiary of Royal Bank of Canada, with its principal office located at 3201 Beechleaf Court, Raleigh, North Carolina 27604. Its telephone number is (919) 788-5663.

Through RBC Centura Bank and its other subsidiaries, RBC Centura offers a wide range of financial services and advice, including a complete line of banking, investment, loan, mortgage, life insurance, and other services, to individuals, businesses and public institutions throughout the Southeastern United States. RBC Centura’s multifaceted customer access network includes more than 270 full-service banking centers, an extensive ATM network, and telephone and Internet banking. In addition, RBC Centura offers builder finance products through its RBC Centura Builder Finance division. According to the Board of Governors of the Federal Reserve System, RBC Centura is the 50th largest U.S. commercial bank as of June 2005.

Royal Bank of Canada is a Canadian chartered bank and a financial holding company based in Toronto, Ontario and Montreal, Quebec, Canada. It provides personal and commercial banking, wealth management services, insurance, corporate and investment banking, online banking and transaction processing on a global basis. Royal Bank employs approximately 69,000 people who serve approximately 14 million personal, business and public sector customers in North America and in some 30 countries around the world. In the U.S., Royal Bank’s principal subsidiaries include RBC Centura; Liberty Life Insurance Company, a life and health insurance company located in South Carolina; RBC Dain Rauscher Corp., a holding company located in Minnesota and the immediate parent of RBC Dain Rauscher Inc., a national full-service securities firm also located in Minnesota; and RBC Capital Markets Corporation, a registered broker-dealer located in New York. In addition, Royal Bank maintains two federally licensed branches in New York, New York, a federally licensed branch in Miami, Florida and state-licensed representative offices in Texas, Connecticut, California and Delaware.

Additional information about RBC Centura and Royal Bank may be found at www.rbccentura.com and www.rbc.com. Information contained on these websites is not incorporated by reference into this proxy statement, and you should not consider information on such websites as part of this proxy statement.

Flag Acquisition Sub, Inc.

Flag Acquisition Sub, Inc. is a Georgia corporation and wholly owned subsidiary of RBC Centura formed solely for the purpose of engaging in the Merger. It has not carried on any activities other than in connection with the Merger Agreement. Its principal office is located at 3201 Beechleaf Court, Raleigh, North Carolina 27604.

Merger Consideration

Pursuant to the terms of the Merger Agreement, upon the effectiveness of the Merger, each outstanding share of Flag common stock will be converted into the right to receive $25.50 in cash, and each outstanding option to acquire shares of Flag common stock will be converted into the right to receive a cash payment equal to the difference between the cash merger consideration and the applicable exercise price of the option, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. The aggregate Merger Consideration to be paid by RBC Centura for the outstanding shares of Flag common stock and conversion of Flag stock options will be approximately $456 million.

Background of the Merger

During the last several years, there has been a trend toward consolidation in the banking industry. This trend has been fueled by, among other things, national and state banking-related legislation, and has enabled participants in business combinations to benefit from economies of sale and greater efficiencies available to the combined entities. Financial institutions have increasingly sought suitable combinations by means of obtaining such benefits.

Senior management at Flag has regularly reviewed with Flag’s board of directors the possible benefits of strategic business combinations with other financial institutions. In each case, these reviews were considered in light of each institution’s ongoing evaluation of its available strategies to increase shareholder value and strengthen its franchise in order to better compete in the consolidating market for financial services and products. In addition, Flag’s senior management team reviewed market conditions.

In January 2006, representatives from Burke Capital met with senior management of Flag to discuss strategic options. In January 2006, Burke Capital hosted a meeting with Joseph W. Evans, chairman and chief executive officer of Flag, Scott Custer, chief executive officer of RBC Centura, and other members of senior management of both Flag and RBC Centura. The purpose of this meeting was to have exploratory discussions regarding a potential transaction. In February 2006, Burke Capital hosted a meeting between Scott Custer and J. Thomas Wiley, president of Flag, in order to determine if the two companies might be compatible from a cultural and personality standpoints.

Following the meetings in January and February 2006, RBC Centura indicated to Burke Capital that it wished to pursue discussions further and would like to meet additional members of Flag’s senior management. In May 2006, Burke Capital hosted an all day meeting between members of RBC Centura senior management and Flag senior management. During this same time frame, Burke Capital contacted three regional banking institutions to gauge potential interest in a transaction with Flag. The three other regional institutions indicated that they would not pursue a transaction with Flag at that time.

In late May 2006, Flag supplied preliminary due diligence information to RBC Centura. Flag entered into a Mutual Confidentiality and Nondisclosure Agreement with RBC Centura on May 17, 2006 and engaged Burke Capital on May 19, 2006. During the first two weeks of June 2006, representatives of Burke Capital and RBC Centura had multiple meetings and discussions regarding information pertinent to a potential transaction.

On June 22, 2006, RBC Centura provided a written non-binding indication of interest to acquire Flag for an aggregate cash consideration in the range of $440 million to $470 million, subject to due diligence. Also on June 22, 2006 Flag’s board of directors, along with representatives of Burke Capital and attorneys from Powell Goldstein, LLP met to discuss RBC Centura’s proposal. At this meeting

Flag’s board of directors authorized Flag management and its representatives to move forward with negotiations to arrive at a specific price per share and report back to them.

Between June 26 and July 22, 2006, RBC Centura conducted due diligence and narrowed the pricing range to $455 million to $460 million. Between July 22 and August 2, 2006, Flag and its representatives negotiated the majority of the terms of a definitive Merger Agreement, and arrived at a final price of $25.50 per share, or approximately $456 million on the aggregate. RBC Centura also requested, as a condition to the signing of the Merger Agreement, that certain employees of Flag enter into employment and consulting agreements with RBC Centura Bank and RBC Centura, to take effect at the closing of the transaction. These employees were identified through discussions between senior management of RBC Centura and Flag, and negotiation of the terms of these agreements commenced.

On August 2, 2006, Flag’s board of directors met with representatives of Powell Goldstein, LLP to discuss the terms of the proposed Merger Agreement. At this meeting, representatives of Burke Capital provided the board with their analysis of the Merger consideration to be paid to Flag’s shareholders. Flag’s counsel, Powell Goldstein LLP, reminded the directors of their duties and responsibilities as directors in a transaction of this type. Following a discussion of the terms of the Merger Agreement, the fairness of the Merger consideration to Flag’s shareholders and the other factors discussed below under the heading “Reasons for the Merger,” Flag’s board of directors concluded, by a unanimous vote, that the Merger was fair to Flag’s shareholders and in the best interest of Flag, approved the Merger Agreement and recommended its approval by the shareholders of Flag.

Between August 2 and the morning of August 9, 2006, the parties finalized the terms of the Merger Agreement and completed negotiation of the employment and consulting agreements with certain of Flag’s employees.

On August 9, 2006, Flag and RBC Centura executed the Merger Agreement and issued a joint press release announcing the proposed Merger of the two companies.

Flag’s Reasons for the Merger

In reaching its decision to approve and recommend approval of the Merger Agreement, the board of directors of Flag consulted with Flag’s management, as well as its legal counsel and financial advisors, and considered a number of factors, including the following:

•	The value of the consideration to be received by Flag’s shareholders relative to the book value and earnings per share of Flag common stock;

•	Certain information concerning the financial condition, results of operations and business prospects of RBC Centura;

•	The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with RBC Centura;

•	The alternatives to the Merger, including remaining an independent institution;

•	The competitive and regulatory environment for financial institutions generally;

•	The fact that the Merger will enable Flag shareholders to exchange their shares of Flag common stock for cash;

•	The opinion of Burke Capital, that the consideration to be received by Flag’s shareholders as a result of the Merger is fair from a financial point of view; and

•	The complementary aspects of Flag’s and RBC Centura’s businesses, including customer focus, geographic coverage and business orientation.

In its deliberations, the board of directors of Flag did not assign any relative or specific weight to any of the factors that are discussed above, and individual members of the board of directors of Flag may have given different weights to different factors as they were discussed. In addition, the discussion of the information above and factors considered is not intended to be exhaustive of the factors considered.

RBC Centura’s Reasons for the Merger

Georgia and the Atlanta metropolitan area are strategic to RBC Centura’s growth in the southeastern United States and, in particular, its objective of deeper expansion into the metropolitan Atlanta area. RBC Centura believes that the Merger provides an attractive opportunity for RBC Centura to expand its growth in the metropolitan Atlanta area and expand its network of 30 banking centers in Georgia. The Merger also facilitates RBC Centura’s objective of building its capabilities to service the needs of owner-managed businesses, a client base for which Flag Bank has developed a full array of products and services. In addition, RBC Centura will be able to use its resources to expand the range of services available to Flag’s customers through Flag Bank’s branches, thus enhancing their competitiveness.

Opinion of Flag’s Financial Advisor

Flag retained Burke Capital to act as its financial advisor in connection with a possible business combination with RBC Centura. Burke Capital is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Burke Capital acted as financial advisor to Flag in connection with the proposed Merger with RBC Centura and participated in certain of the negotiations leading to the Merger Agreement. In connection with Burke Capital’s engagement, Flag asked Burke Capital to evaluate the fairness of the Merger Consideration to Flag’s shareholders from a financial point of view. At the August 2, 2006 meeting of Flag’s board to evaluate the Merger, Burke Capital delivered to the board its oral opinion that, based upon and subject to various matters set forth in its opinion, the Merger Consideration was fair to Flag’s shareholders from a financial point of view. At this meeting, Flag’s board approved the Merger, subject to finalizing the Merger Agreement, and subsequently executed Merger Agreement on August 9, 2006. Burke Capital submitted its written opinion letter to the board of directors on August 9, 2006.

THE FULL TEXT OF BURKE CAPITAL’S WRITTEN OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. THE OPINION OUTLINES MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BURKE CAPITAL IN RENDERING ITS OPINION. THE DESCRIPTION OF THE OPINION SET FORTH

BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY IN CONNECTION WITH YOUR CONSIDERATION OF THE PROPOSED MERGER.

BURKE CAPITAL’S OPINION SPEAKS ONLY AS OF THE DATE OF THE OPINION. THE OPINION WAS DIRECTED TO FLAG’S BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO FLAG’S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF FLAG TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY FLAG SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SHAREHOLDER MEETING WITH RESPECT TO THE MERGER, OR ANY OTHER MATTER.

In connection with rendering its opinion, Burke Capital reviewed and considered, among other things:

o The Agreement and certain of the schedules thereto;

o Certain publicly available financial statements and other historical financial information of Flag and RBC Centura that it deemed relevant;

o Projected earnings estimates for Flag for the years ending December 31, 2006 through 2011 prepared by and reviewed with senior management of Flag and the views of senior management regarding Flag’s business, financial condition, results of operations and future prospects;

o Internal financial and operating information with respect to the business, operations and prospects of Flag furnished to Burke Capital by Flag that is not publicly available;

o The pro forma financial impact of the Merger on RBC Centura’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of Flag and Burke Capital;

o The financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

o The current market environment generally and the banking environment in particular;

o Such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

FLAG’S BOARD OF DIRECTORS DID NOT LIMIT THE INVESTIGATIONS MADE OR THE PROCEDURES FOLLOWED BY BURKE CAPITAL IN GIVING ITS OPINION.

In performing its reviews and analyses and in rendering its opinion, Burke Capital assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Flag that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital was not asked to and did not independently verify the accuracy or completeness of such information and it did not assume responsibility or liability for the accuracy or completeness of any of such information. Burke Capital did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Flag or RBC Centura or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Flag or RBC Centura, nor did it review any individual credit files relating to Flag or RBC Centura. In addition, Burke Capital did not conduct any physical inspection of the properties or facilities of Flag or RBC Centura. Burke Capital is not an accounting firm and it relied on the reports of the independent accountants of Flag and the directors of RBC Centura for the accuracy and completeness of the financial statements furnished to it.

Burke Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Burke Capital also assumed that there has been no material change in Flag’s and RBC Centura’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Flag and RBC Centura will remain as going concerns for all periods relevant to its analyses.

In rendering its opinion, Burke Capital performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital, but is not a complete description of all the analyses underlying Burke Capital’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital’s comparative analyses described below is identical to Flag Financial and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or Merger transaction values, as the case may be, of Flag and the companies to which they are being compared.

The earnings projections used and relied upon by Burke Capital in its analyses were based upon internal projections of Flag. Burke Capital assumed for purposes of its analyses that such performance would be achieved. Burke Capital expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital by Flag were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Burke Capital also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Flag and Burke Capital. The analyses performed by Burke Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Flag’s board of directors at the August 2, 2006 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital’s analyses do not necessarily reflect the value of Flag’s common stock or the prices at which Flag’s common stock may be sold at any time.

Summary of the Proposed Merger

Burke Capital reviewed the financial terms of the proposed transaction whereby the holders of Flag stock shall be entitled to receive, in exchange for their shares of Flag common stock, $25.50 in cash. Utilizing the Flag’s publicly available financial information on the date of announcement, which was June 30, 2006 unaudited financial information, Burke Capital calculated the following ratios:

Deal Value Considerations:		Deal Multiples:
Aggregate Price / Fully Diluted Share	$25.50	Transaction Value / LTM Net Income	22.37x

Aggregate Value For Common Shares	$434,094,660	Transaction Value / Book Value	2.15x

Aggregate Value for Outstanding Options	$22,728,283	Transaction Value / Tangible Book Value	4.70x

Total Transaction Value	$456,822,943	Core Deposit Premium	35.56%

The fully diluted share count is based upon Flag’s 17,023,320 outstanding common shares and 1,586,218 outstanding options to purchase common shares at a weighted average strike price of $11.17. This analysis assumes no options are exercised prior to closing. Any exercise of options prior to closing would change the fully diluted share count and would slightly change the per share consideration, but not the total transaction valuation.

Analysis of Flag

Selected Peer Group Analysis.    Burke Capital used publicly available information to compare selected financial information for Flag and a group of selected financial institutions. The group consisted of Flag and 28 banks, which we refer to as the “Flag Financial Peer Group”. The Flag Financial Peer Group consisted of selected Southeast banks with assets between $1 billion and $5 billion and having earned at least 100 bps (1.00%) on average assets for the trailing twelve months.

The analysis calculated the median performance of the Flag Financial Peer Group, based upon the latest publicly available financial data, to Flag’s June 30, 2006 unaudited financial results. The table below sets forth the comparative data.

	Revenues		Earnings				Capital Implications		Asset Quality	Employee Productivity	Five-Year CAGR
	Net Interest Margin	Noninterest Income/ Average Assets	Efficiency	ROAA	ROTE	Pre-Provision, Pre-Tax Margin	Tang Equity/ Tang Assets	Asset Utilization	NPA’s/Total Assets	Assets / Employee	Assets	EPS
Peer Group Median	4.33%	1.17%	57.71%	1.24%	17.94%	2.29%	7.82%	89.34%	0.34%	3,320	14.57%	11.54%

FLAG Financial	4.37%	0.79%	59.24%	1.17%	22.39%	2.49%	5.79%	74.83%	0.28%	4,722	25.92%	34.89%

Flag’s performance is in line with the selected peer group.

	Flag Financial	Peer Group A		Peer Group B
		Peer Group Medians	Quartile	Peer Group Medians	Quartile
Trading Characteristics
Price/ Book	1.97x	2.23x	3	2.00x	3
Price/ Tangible Book	4.31x	2.79x	1	2.77x	1
Price/ LTM Core EPS	20.60x	16.20x	1	16.30x	1
Price/ 2005E EPS	19.10x	15.55x	1	15.50x	1
Price/ 2006E EPS	17.70x	14.10x	1	14.15x	1

Analysis of Selected Merger Transactions

Southeastern Transactions.    In order to address the specific valuation considerations within the Southeastern market that Flag serves, Burke Capital selected a group of comparable Southeastern Merger and acquisition transactions and compared the pricing multiples to the multiples implied by the Merger consideration. Specifically, Burke Capital selected bank Merger and acquisition transactions according to the following criteria:

o Merger and acquisition transactions announced after January 1, 2000

o Seller located within the Southeastern United States – AL, AR, FL, GA, NC, SC, TN, VA, & DC.

o Seller assets between $1 billion and $5 billion.

o Seller with ROAA greater than 100 bps in the latest quarter prior to announcement.

The following 20 transactions fit the criteria listed above as being comparable to the proposed Merger:

Buyer	State	Seller	State

National City Corporation	OH	Harbor Florida Bancshares, Inc.	FL
BB&T Corporation	NC	Main Street Banks, Inc.	GA
Fulton Financial Corporation	PA	Columbia Bancorp	MD
Colonial BancGroup, Inc.	AL	FFLC Bancorp, Inc.	FL
Colonial BancGroup, Inc.	AL	Union Bank of Florida	FL
Fifth Third Bancorp	OH	First National Bankshares of Florida, Inc.	FL
First National Bankshares of Florida	FL	Southern Community Bancorp	FL
Provident Bankshares Corporation	MD	Southern Financial Bancorp, Inc.	VA
Arvest Bank Group, Inc.	AR	Superior Financial Corp.	AR
Mercantile Bankshares Corp.	MD	F&M Bancorp	MD
BB&T Corporation	NC	Regional Financial Corp.	FL
Royal Bank of Canada		Eagle Bancshares	GA
BB&T Corporation	NC	AREA Bancshares Corporation	KY
BB&T Corporation	NC	Mid-America Bancorp	KY
BB&T Corporation	NC	F&M National Corporation	VA
BB&T Corporation	NC	Century South Banks, Inc.	GA
Wachovia Corp.	NC	Republic Security Financial	FL
BB&T Corporation	NC	FCNB Corp.	MD
BancorpSouth, Inc.	MS	First United Bancshares, Inc.	AR
Carolina First Corporation	SC	Anchor Financial Corporation	SC

Burke Capital reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to tangible book value, and book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to Flag’s financial information as of and for the period ended June 30, 2006 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of Flag’s common stock of $16.98 to $31.52 based upon the median and mean multiples of the selected Southeastern transactions.

	Median Multiple	Implied Value/ Share	Flag Financial Merger Consideration
Transaction Value / LTM E.P.S.	22.46x	$25.60	22.37x
Transaction Value / Book Value	2.68x	$31.52	2.15x
Transaction Value / Tangible Book Value	3.07x	$16.98	4.70x
Tangible Book Premium / Core Deposits	24.35%	$19.41	35.56%

	Average Valuation	$23.38	$25.50

	Implied Range	$16.98	$31.52

The analysis showed that the Merger consideration of $25.50 is within the range of values imputed by the mean and median multiples of the comparable Southeastern transactions.

U.S. Transactions.    Burke Capital, in addition to analyzing Southeastern transactions, selected a group of comparable U.S. Merger and acquisition transactions and compared the pricing multiples to the multiples implied by the Merger consideration. Specifically, Burke Capital selected bank Merger and acquisition transactions according to the following criteria:

o Merger and acquisition transactions announced after January 1, 2004

o Seller located within the continental United States.

o Seller assets between $1 billion and $5 billion.

o Seller with ROAA greater than 100 bps in the latest quarter prior to announcement.

The following 24 transactions fit the criteria listed above as being comparable to the proposed Merger.

Buyer	State	Seller	State

National City Corporation	OH	Harbor Florida Bancshares, Inc.	FL
Banco Bilbao Vizcaya Argentaria, S.A.		State National Bancshares, Inc.	TX
TD Banknorth Inc.	ME	Interchange Financial Services Corporation	NJ
Umpqua Holdings Corporation	OR	Western Sierra Bancorp	CA
Grupo Financiero Banorte, S.A. de C.V.		INB Financial Corporation	TX
BB&T Corporation	NC	Main Street Banks, Inc.	GA
First Midwest Bancorp, Inc.	IL	Bank Calumet, Inc.	IN
Marshall & Ilsley Corporation	WI	Gold Banc Corporation, Inc.	KS
Rabobank Nederland		Central Coast Bancorp	CA
New York Community Bancorp, Inc.	NY	Atlantic Bank of New York	NY
Compass Bancshares, Inc.	AL	TexasBanc Holding Company	TX
Fulton Financial Corporation	PA	Columbia Bancorp	MD
Community Banks, Inc.	PA	PennRock Financial Services Corp.	PA
Colonial BancGroup, Inc.	AL	Union Bank of Florida	FL
Banco Bilbao Vizcaya Argentaria, S.A.	PR	Laredo National Bancshares, Inc.	TX
Fifth Third Bancorp	OH	First National Bankshares of Florida, Inc.	FL
UnionBanCal Corporation	CA	Jackson Federal Bank	CA
BNP Paribas Group		USDB Bancorp	CA
Central Pacific Financial Corp.	HI	CB Bancshares, Inc.	HI
First Niagara Financial Group, Inc.	NY	Hudson River Bancorp, Inc.	NY
Popular, Inc.	PR	Quaker City Bancorp, Inc.	CA
Umpqua Holdings Corporation	OR	Humboldt Bancorp	CA
Commercial Capital Bancorp Inc.	CA	Hawthorne Financial Corporation	CA
Sky Financial Group Inc.	OH	Second Bancorp Incorporated	OH

Burke Capital reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to tangible book value, and book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to Flag’s financial information as of and for the period ended June 30, 2006 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of Flag’s common stock of $18.13 to $31.55 based upon the median and mean multiples of the selected U.S. transactions.

	Median Multiple	Implied Value/Share	Flag Financial Merger Consideration
Transaction Value / LTM E.P.S.	20.00x	$22.80	22.37x
Transaction Value / Book Value	2.68x	$31.55	2.15x
Transaction Value / Tangible Book Value	3.29x	$18.13	4.70x
Tangible Book Premium / Core Deposits	30.74%	$22.88	35.56%

	Average Valuation	$23.84	$25.50

	Implied Range	$18.13	$31.55

The analysis showed that the Merger consideration per share of $25.50 is within the range of values imputed by the mean and median multiples of the comparable U.S. transactions.

Premium Analysis

Burke Capital analyzed the premiums paid relative to the target’s trading price for the selected groups of Southeast and U.S. transactions. As illustrated in the following tables, Burke Capital derived an imputed range of values per share to Flag’s common stock of $21.63 to $28.89 for the Southeast transactions and $24.04 to $29.86 for the U.S. transactions.

S.E. Precedent Premiums	Median Premium	Implied Value/ Share	Flag Financial Offer Premium

1 Day	16.71%	$28.89	3.03%
2 Weeks	13.92%	$23.79	22.13%
1 Month	16.56%	$22.67	31.11%
3 Months	12.35%	$21.63	32.47%

	Average Valuation	$25.31	$25.50

	Implied Range	$21.63	$28.89

U.S. Precedent Transactions	Median Premium	Implied Value/ Share	Flag Financial Offer Premium

1 Day	20.67%	$29.86	3.03%
2 Weeks	22.82%	$25.64	22.13%
1 Month	23.59%	$24.04	31.11%
3 Months	28.94%	$24.82	32.47%

	Average Valuation	$27.12	$25.50

	Implied Range	$24.04	$29.86

The analysis showed that the Merger consideration per share of $25.50 is within the range of values imputed by the premiums analysis.

Discounted Cash Flow Analysis

Using a discounted cash flow analysis, Burke Capital estimated the present value of the future stream of earnings and dividends that Flag could produce over the next five years based upon an internal earnings and balance sheet forecast for 2006 – 2011. Burke Capital performed discounted cash flow analyses based upon terminal values to both earnings and tangible equity.

In order to derive the terminal value of Flag’s earnings stream beyond 2011, Burke Capital assumed terminal value multiples ranging from 14.0x to 20.0x of fiscal year 2011 net income. The dividend streams and terminal values were then discounted to present values using different estimated discount rates ranging from 13.0% to 16.0%. These discount rates were derived from a Capital Asset Pricing Model (CAPM) and are also reflective of rates of return for community bank stocks historically. This discounted cash flow analysis indicated a value range between $17.00 and $26.23 per share of Flag common stock. Burke Capital also applied terminal value multiples ranging from 2.25x to 3.25x fiscal year-end 2011 tangible book value. The dividend streams and terminal values of equity were then discounted to present values using discount rates ranging from 13.0% to 16.0%. The discounted cash flow analysis based terminal values to equity ranged from $15.78 to $24.49.

The value of the consideration offered by RBC Centura to Flag in the Merger is $25.50 per share of Flag common stock, which is at the high end of the range of values imputed from the discounted cash flow analysis.

Information Regarding Burke Capital

Pursuant to a letter agreement dated May 19, 2006, Flag paid Burke Capital a retainer fee of $20,000 upon the execution of the May 19, 2006 engagement letter and a progress fee of $200,000 upon the signing of the definitive Merger Agreement. In addition, Flag has agreed to pay Burke Capital a financial advisory fee of 0.80% of the transaction value. Flag also has agreed to reimburse Burke Capital for its reasonable out-of-pocket expenses and to indemnify Burke Capital and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

Regulatory Approval of the Merger

The Merger will be consummated pending receipt of the requisite regulatory approvals and consents from all applicable federal and state regulatory authorities. Flag and RBC Centura have agreed to cooperate and use their reasonable best efforts to obtain all permits, consents, approvals and authorizations from any regulatory authority necessary to consummate the transactions contemplated by the Merger Agreement as promptly as practicable. While Flag and RBC Centura have no reason to believe that they will not be able to obtain the required regulatory approvals and consents in a timely manner and without the imposition of burdensome conditions, they cannot be certain that these approvals and consents will be obtained within the period of time contemplated by the Merger Agreement, on conditions that would not be detrimental to the combined company or at all.

Federal Reserve Approval.    Pursuant to Section 3 of the Bank Holding Company Act of 1956 and the regulations promulgated pursuant thereto, the approval of the Federal Reserve must be obtained prior to completion of the Merger. The Federal Reserve must withhold approval of the Merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition and managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders) and future prospects of the existing and proposed institutions. In considering financial resources and future prospects, the Federal Reserve will evaluate, among other things, the adequacy of the capital levels of the parties to a proposed transaction and of the resulting financial institution. The Federal Reserve will also consider the convenience and needs of the communities to be served and the compliance records of Flag Bank under the Community Reinvestment Act.

The Federal Reserve’s regulations provide for the publication of notice and public comment on the application and authorize the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approval required for consummation of the transaction. Section 11 of the Bank Holding Company Act imposes a waiting period that prohibits consummation of the transaction, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve’s approval of the transaction. During such period, the U.S. Department of Justice, should it object to the transaction for antitrust reasons, may challenge the consummation of the transaction.

Georgia Banking Department Approval.    Pursuant to Section 606 of Title 7, Chapter I of the Official Code of Georgia, the Merger is also subject to the prior approval of the Georgia Banking Department Approval. The Georgia Banking Department Approval considers the financial and managerial resources and future prospects of the holding companies and banks involved in the transaction and the convenience and needs of the communities to be served. The Georgia Banking Department’s regulations provide for the publication of notice and public comment on the application.

As of the date of the mailing of this proxy statement, RBC Centura and its parent holding companies, including Royal Bank of Canada, have filed the requisite applications and such applications are being reviewed by the applicable regulators.

Any approval received from bank regulatory agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

Material United States Federal Income Tax Consequences of the Merger

The following is a general summary of the material United States federal income tax consequences of the Merger to Flag shareholders who hold Flag common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code, assuming that the Merger is effected as described in the Merger Agreement and this proxy statement. This summary is based on currently existing and effective provisions of the Internal Revenue Code, the Treasury Regulations thereunder, and administrative rulings and court decisions, all of which are subject to change possibly with retroactive effect. This summary does not address the tax consequences of the Merger under foreign, state, or local tax laws, or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger, whether or not such transactions are in connection with the Merger, including, without limitation, transactions in which Flag common stock is acquired or disposed of in such prior or subsequent transactions. Further, this discussion assumes that the Flag shareholders hold their Flag common stock as a capital asset within the meaning of section 1221 of the Code. The discussion does not address other aspects of federal income taxation that may be relevant to Flag shareholders who, as a result of their special circumstances, do not hold their Flag common stock as a capital asset, but instead, are subject to differing tax treatment under the Code, including, without limitation, Flag shareholders who are subject to such treatment because they are:

•	financial institutions, mutual funds, dealers in securities or insurance companies;

•	tax-exempt organizations;

•	S corporations or other pass-through entities;

•	non-United States persons;

•	Flag shareholders whose shares are qualified small business stock for purposes of section 1202 of the Code or who may be subject to the alternative minimum tax provisions of the Code; or

•	Flag shareholders who received their Flag common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

The exchange of Flag common stock for cash will be a taxable transaction to Flag shareholders for federal income tax purposes. The exchange of your shares of Flag common stock for cash will be treated as a sale of the stock. Accordingly, shareholders should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in your Flag common stock. The gain or loss generally will be capital gain or loss.

Flag shareholders who are United States persons generally will be required to furnish a Social Security number or other taxpayer identification number, along with certain certifications under penalties of perjury, in order to avoid backup withholding at the applicable rate, currently 28%, with respect to amounts paid pursuant to the Merger. Such payments generally will be reported to the Internal Revenue Service (“IRS”). Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Flag shareholder’s United States federal income tax liability, provided the required information is furnished to the IRS.

No ruling has been or will be obtained from the Internal Revenue Service in connection with the Merger. Flag shareholders should be aware that the discussion of tax consequences above does not bind the Internal Revenue Service.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, FLAG SHAREHOLDERS ARE URGED TO CONSULT

THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Accounting Treatment

The Merger will be accounted for by RBC Centura as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the earnings of Flag will be combined with the earnings of RBC Centura only from and after the effective date of the Merger.

Delisting and Deregistration of Flag Common Stock after the Merger

When the Merger is completed, Flag’s common stock will be delisted from the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934.

Dissenters’ Rights

Pursuant to Article 13 of the Georgia Business Corporation Code, a copy of which is attached hereto as Appendix B, any holder of record of Flag common stock who objects to the Merger and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code shall be entitled to demand and receive payment for the fair value of all (but not less than all) of his or her shares of Flag common stock if the Merger is consummated.

Any Flag shareholder who objects to the Merger and desires to receive payment for the fair value of his or her common stock:

(a)    Must deliver to Flag, either prior to the Special Meeting or at the Special Meeting but before the vote is taken, a statement that the shareholder intends to demand payment for his or her shares if the Merger is approved; AND

(b)    Must not vote his or her shares in favor of the Merger; AND

(c)    Must demand payment and deposit his or her Flag common stock certificate in accordance with the terms of the dissenters’ notice sent to the dissenting shareholder by Flag following approval of the Merger.

A vote against the Merger alone will not constitute the separate written notice and demand for payment referred to in (a) and (c) above; dissenting shareholders must separately comply with all three conditions. Any notice required to be given to Flag must be forwarded to Joseph W. Evans, President and Chief Executive Officer of Flag, at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305.

If the Merger is approved, Flag will mail, no later than ten days after the approval, to each shareholder who has complied with conditions (a) and (b) above, written notice of such approval, addressed to the shareholder at such address as the shareholder has furnished in writing, or, if none, at the shareholder’s address as it appears on the records of Flag. Flag will set a date by which it must receive the payment demand, which date may not be fewer than 30 or more than 60 days after the date the dissenters’ notice is delivered. The notice will state where the payment demand must be sent, supply a form for the payment demand, enclose a copy of Article 13 of the Georgia Business Corporation Code, and inform the recipient of any restrictions that will apply to the transfer of his or her shares after the payment demand is received.

If all conditions in (a), (b) and (c) above are complied with in full, Flag is required to make a written offer to each dissenting shareholder upon receipt of the payment demand to purchase all of such shareholder’s shares of Flag common stock at a specified price. If Flag and any dissenting shareholder are unable to agree on the fair value of the shares within 60 days, Flag shall commence a proceeding in the Superior Court of Fulton County, Georgia, to determine the rights of the dissenting shareholder and the fair value of his or her shares. If Flag does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

The foregoing does not purport to be a complete statement of the provisions of Article 13 of the Georgia Business Corporation Code, and it is qualified in its entirety by reference to Article 13, which is reproduced in full as Appendix B to this Proxy Statement.

Upon compliance with the statutory procedures, dissenting shareholders will not have any rights as shareholders of Flag, including, among other things, the right to receive dividends or the right to vote on matters submitted for shareholder consideration, but will only be entitled to receive cash in an amount equal to the fair value of their shares, which may be determined to be more or less than $25.50 per share.

Flag shareholders are entitled to dissent from the Merger under Georgia law and, if the Merger is consummated, to receive payment in cash for the fair value of their shares of Flag common stock, upon compliance with the dissenters’ rights provisions set forth under Article 13 of the Georgia Business Corporation Code.

IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE, FLAG SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER AND SEEKING RIGHTS OF APPRAISAL SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

Interest of Certain Persons in the Merger

In considering the recommendation of Flag’s board of directors with respect to the Merger Agreement and Merger, you should be aware that certain Flag directors and officers have interests in the Merger that are different from your interests as a shareholder. The board of directors was aware of and considered these actual and potential conflicts of interest. These interests include those described below.

Employment Agreements.    As a condition to RBC Centura’s willingness to enter into the Merger Agreement, William Abraham, Kim Michael Childers, Stephen G. Deaton, James Allan LaHaise, Harold R. Lee, Jr., Bradford Watkins and J. Thomas Wiley have entered into employment agreements with RBC Centura, as subsidiary of RBC Centura, which will become effective upon the consummation of the Merger. These employment agreements provide that, upon completion of the Merger, any existing Flag employment arrangements or agreements with these individuals will be superseded by the employment agreements.

Kim Michael Childers Employment Agreement.    Mr. Childers’s employment agreement has a two year initial term, which begins as of the consummation of the Merger, and provides for an annual base salary of $225,000 for service as Chief Credit Officer, Georgia. Mr. Childers’s employment agreement also provides that he is eligible to participate in short term incentive plan, with a target bonus of $100,000, and a long term incentive plan, with an annual target amount of $80,000. In lieu of any benefit he was to receive under the Long-Term Cash Incentive Plan of Flag Bank, Mr. Childers is also eligible to participate in a special long term incentive program, with an award of $750,000 payable after December 31, 2008. Additionally, under his employment agreement, Mr. Childers is entitled to receive a retention bonus of $350,000 on the second anniversary of the closing date of the Merger if he is employed by RBC Centura on such date or if he is terminated without cause (as defined in the employment agreement) or resigns for good reason (as defined in the employment agreement) prior to such date, and a signing bonus of $388,000 payable in January 2007. If RBC Centura terminates the employment agreement without cause or if Mr. Childers terminates his employment agreement for good reason, Mr. Childers will be entitled to the following payments: (i) if the agreement is terminated during the initial two-year term, he will be entitled to a lump sum payment of his annual salary for the initial term and the target short term incentive bonus for the remaining term of his employment agreement, with a minimum payment of one year’s base salary and the target short term incentive bonus, and (ii) if the agreement is terminated following a renewal of the agreement, he will be entitled to a lump sum payment of his annual salary for the current term and the average of the three previous cash bonus awards. Under his employment agreement, Mr. Childers agrees not to compete with RBC Centura within the Atlanta Metropolitan Statistical Area during the two year period following the closing date of the Merger.

James Allan LaHaise Employment Agreement.    Mr. LaHaise’s employment agreement has a three year initial term, which begins as of the consummation of the Merger, and provides for an annual base salary of $225,000 for service as Executive Officer. Mr. LaHaise’s employment agreement also provides that he is eligible to participate in short term incentive plan, with a target bonus of $100,000, and a long term incentive plan, with a target annual amount of $80,000. In lieu of any benefit he was to receive under the Long-Term Cash Incentive Plan of Flag Bank, Mr. LaHaise is also eligible to participate in a special long term incentive program, with an award of $750,000 payable after December 31, 2008. Additionally, under his employment agreement, Mr. LaHaise is entitled to receive a retention bonus of $500,000 on the third anniversary of the closing date of the Merger if he is employed by RBC Centura on such date or if he is terminated without cause (as defined in the employment agreement) or resigns for good reason (as defined in the employment agreement) prior to such date, and a signing bonus of $388,000 payable in January 2007. If RBC Centura terminates the employment agreement without cause or if Mr. LaHaise terminates his employment agreement for good reason, Mr. LaHaise will be entitled to the following payments: (i) if the agreement is terminated during the initial three-year term, he will be entitled to a lump sum payment of his annual salary for the initial term and target short term incentive bonus for the remaining term of his employment agreement, with a minimum payment of one year’s base salary and target short term incentive bonus, and (ii) if the agreement is terminated following a renewal of the agreement, he will be entitled to a lump sum payment of his annual salary for the current term and the average of the three previous cash bonus awards. Under his employment agreement, Mr. LaHaise agrees not to compete with RBC Centura within the Atlanta Metropolitan Statistical Area during the two year period following the closing date of the Merger.

J. Thomas Wiley Employment Agreement.    Mr. Wiley’s employment agreement has a three year initial term, which begins as of the consummation of the Merger, and provides for an annual base salary of $300,000 for service as Regional President. Mr. Wiley’s employment agreement also provides that he is eligible to participate in a short term incentive plan, with a target bonus of $210,000, and a long term incentive plan, with a target annual amount of $125,000. In lieu of any benefit he was to receive under the Long-Term Cash Incentive Plan of Flag Bank, Mr. Wiley is also eligible to participate in a special long term incentive program, with an award of $1,000,000 payable after December 31, 2008. Additionally, under his employment agreement, Mr. Wiley is entitled to receive a retention bonus totaling $2,000,000 on the third anniversary of the closing date of the Merger if he is employed by RBC Centura on such date or if he is terminated without cause (as defined in the employment agreement) or resigns for good reason (as defined in the employment agreement) prior to such date, and a signing bonus of $785,000 payable in January 2007. If RBC Centura terminates the employment agreement without cause or if Mr. Wiley terminates his employment agreement for good reason, Mr. Wiley will be entitled to the following payments: (i) if the agreement is terminated during the initial three-year term, he will be entitled to a lump sum payment of his annual salary for the initial term and target short term incentive bonus for the remaining term of his employment agreement, with a minimum payment of one year’s base salary and the target short term incentive bonus, and (ii) if the agreement is terminated following a renewal of the agreement, he will be entitled to a lump sum payment of his annual salary for the current term and the average of the three previous cash bonus awards. Under his employment agreement, Mr. Wiley agrees not to compete with RBC Centura within the Atlanta Metropolitan Statistical Area during the two year period following the closing date of the Merger.

Other Employment Agreements.    Each of the employment agreements entered into by William Abraham, Stephen G. Deaton, Harold R. Lee, Jr., and Bradford Watkins has a three year initial term, which begins as of the consummation of the Merger. The employment agreements provide for annual base salaries ranging from $165,000 to $225,000. Each employment agreement also provides that the employee is eligible to participate in short term and long term incentive plans. Additionally, under the employment agreements, the employees are entitled to receive retention bonuses ranging from $250,000 to $500,000 on the third anniversary of the closing date of the Merger if the employee is employed by RBC Centura on such date or if he is terminated without cause (as defined in the employment agreements) or resigns for good reason (as defined in the employment agreement) prior to such date, and signing bonuses ranging from $300,000 to $388,000 payable in January 2007, except that Mr. Watkins’s employment agreement does not provide for a signing bonus. If RBC Centura terminates one of the employment agreements without cause or if an employee terminates his employment agreement for good reason, the employee will be entitled to the following payments: (i) if the agreement is terminated during the initial three-year term, the employee will be entitled to a lump sum payment of his annual salary for the initial term and target short term incentive bonus for the remaining term of his employment agreement, with a minimum payment of one year’s base salary and the target short term incentive bonus, and (ii) if the agreement is terminated following a renewal of the agreement, the employee will be entitled to a lump sum payment of his annual salary for the current term and the average of the three previous cash bonus awards. Each employee agrees not to compete with RBC Centura within the Atlanta Metropolitan Statistical Area during the two year period following the closing date of the Merger.

Consulting and Non-Competition Agreements.    Each of Stephen W. Doughty, Joseph W. Evans and J. Daniel Speight has entered into a Consulting and Non-Competition Agreement with RBC Centura, which will become effective upon the consummation of the Merger. Under each agreement, the consultant agrees to provide consulting and advisory services within the consultant’s area of expertise for a term of three years after the effective date of the Merger. The consultant further agrees not to compete with RBC Centura within the Atlanta Metropolitan Statistical Area during the two year period following the effective date of the Merger and not to solicit customers or employees of RBC Centura during the three year period following the effective date of the Merger. If RBC Centura terminates the consulting agreement without cause (as defined in the agreement) or if a consultant terminates the services for good reason (as defined in the agreement), the consultant will be entitled to the monthly fee (discussed below) through the expiration of the three-year term. The consultant and RBC Centura agree to engage a compensation consultant to determine whether the payments under the agreements are reasonable and agree to restructure the payments if the compensation consultant is unable to conclude that any of the payments are reasonable.

Under the terms of Mr. Doughty’s agreement, he will receive a conversion bonus in the amount of $150,000 payable within 30 days of the earlier of March 31, 2007 or the date on which Flag’s operating system is converted to RBC Centura’s system. During the term of the agreement, Mr. Doughty will receive a monthly fee of $16,666.66 for his consulting services. Additionally, Mr. Doughty will receive a payment of $1,051,000 as soon as possible after the effective date of the Merger in consideration of his agreement not to compete with RBC Centura or solicit RBC Centura’s customers or employees.

Under the terms of Mr. Evans’s agreement, he will receive a conversion bonus in the amount of $250,000 payable within 30 days of the earlier of March 31, 2007 or the date on which Flag’s operating system is converted to RBC Centura’s system. During the term of the agreement, Mr. Evans will receive a monthly fee of $19,444.44 for his consulting services. Additionally, Mr. Evans will receive a payment of $1,385,000 as soon as possible after the effective date of the Merger in consideration of his agreement not to compete with RBC Centura or solicit RBC Centura’s customers or employees.

Under the terms of Mr. Speight’s agreement, he will receive a conversion bonus in the amount of $250,000 payable within 30 days of the earlier of March 31, 2007 or the date on which Flag’s operating system is converted to RBC Centura’s system. During the term of the agreement, Mr. Speight will receive a monthly fee of $13,888.56 for his consulting services. Additionally, Mr. Speight will receive a payment of $1,474,000 as soon as possible after the effective date of the Merger in consideration of his agreement not to compete with RBC Centura or solicit RBC Centura’s customers or employees.

Option Payments.    The chart below lists the number of options held by each executive officer. In connection with the Merger, each of these options will be converted into the right to receive a cash payment equal to the difference between the Merger Consideration and the applicable exercise price of the option, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes.

Name	# of Shares Pursuant to Options	Exercise Price	Cash Payment upon Conversion
Kim Michael Childers	4,000	$12.90	$50,400
	5,000	$14.93	$52,850
	20,000	$16.36	$182,800

Steven Doughty	5,000	$12.90	$63,000
	6,000	$14.93	$63,420
	40,000	$16.36	$365,600

Name	# of Shares Pursuant to Options	Exercise Price	Cash Payment upon Conversion
Joseph W. Evans	5,000	$12.90	$63,000
	6,000	$14.93	$63,420
	40,000	$16.36	$365,600

James Allan LaHaise	4,000	$12.90	$50,400
	5,000	$14.93	$52,850
	20,000	$16.36	$182,800

H.N. Padget	56,000	$6.25	$1,078,000
	9,600	$5.16	$195,264
	4,800	$4.96	$99,888
	20,000	$16.36	$182,800

J. Daniel Speight	63,000	$13.25	$771,750
	7,500	$12.125	$100,313
	3,750	$12.625	$48,282
	7,500	$11.50	$105,000
	20,625	$8.313	$354,482
	5,625	$8.876	$93,510
	40,000	$6.613	$747,480
	7,500	$7.29	$136,575
	5,000	$12.90	$63,000
	6,000	$14.93	$63,420
	40,000	$16.36	$365,600

J. Thomas Wiley	5,000	$12.90	$63,000
	6,000	$14.93	$63,420
	40,000	$16.36	$365,600

Deferred Compensation.    J. Daniel Speight, Flag and Flag Bank are parties to an Executive Salary Continuation Agreement under which Mr. Speight is eligible to receive approximately $11,333.33 per month for fifteen years following his retirement from Flag Bank if he remains in continuous employment with Flag Bank until at least age 65. Mr. Speight is currently 25% vested in the arrangement and will become 29% vested in November 2006. In the event of a change in control, however, the requirement that Mr. Speight remain in the continuous employ of Flag Bank until his retirement is waived if he is involuntarily terminated within six months following the change in control. In that case, Mr. Speight effectively becomes 100% vested in the full retirement benefit.

Insurance and Indemnification.    The Merger Agreement provides that for six years after the effective time of the Merger, RBC Centura has agreed to indemnify, to the same extent currently provided by Flag in its certificate of incorporation and bylaws or under applicable law, Flag’s past and current officers and directors against all costs or expenses incurred in connection with any claims asserted before or after the effective time of the Merger pertaining to acts or omissions in their capacities as officers and directors.

The Merger Agreement also provides that, for three years after the effective time of the Merger, RBC Centura will use its commercially reasonable efforts to maintain or cause to be maintained directors’ and officers’ liability insurance for claims relating to the period before the Merger, on terms at least as favorable as those contained in Flag’s current directors’ and officers’ liability insurance policy.

Other than the employment agreements and insurance and indemnification arrangements discussed above, no officers or directors of Flag, nor any of their “associates,” have any direct or indirect material interest in the Merger, except insofar as the following might be deemed to create such an interest:

•	potential change in control payments that may be owed following the Merger;

•	the ownership by such person of Flag common stock;

•	the continued employment by such person after consummation of the Merger; and

•	after the effective date of the Merger, the eligibility of such persons to participate in RBC Centura employee benefit plans.

Additionally, Flag may pay annual and merit-based salary increases to employees in accordance with the Merger Agreement and as approved by the compensation committee. The board of directors of Flag was aware of these interests and considered them, among other matters, in approving the Merger Agreement and related transactions.

THE MERGER AGREEMENT

Set forth below is a description of the material terms of the Merger Agreement. We urge you to read carefully, in its entirety, the Merger Agreement, which we have attached as Appendix A to this proxy statement and incorporated by reference into this document. If there is any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control.

Merger Structure

The Merger Agreement contemplates that Flag Acquisition Sub, a newly formed subsidiary of RBC Centura, will merge with and into Flag, with Flag surviving the Merger and becoming a wholly owned subsidiary of RBC Centura.

On September 6, 2006, the parties supplemented the Merger Agreement by adding Flag Acquisition Sub, Inc., the subsidiary that will merge with and into Flag, as a party to the Merger Agreement.

Effective Time of the Merger

The Merger will become effective when all of the conditions to the Merger have been satisfied and Articles of Merger are filed with the Georgia Secretary of State. Subject to the conditions specified in the Merger Agreement, including the receipt of all required regulatory approvals, the parties anticipate that the Merger will become effective by the end of 2006. There can be no assurances, however, as to whether or when the Merger will occur.

Treatment of Flag Common Stock

At the effective time of the Merger, each issued and outstanding share of Flag common stock, except those shares held by shareholders who are exercising their dissenters’ rights under Georgia law, will be converted into the right to receive the Cash Consideration of $25.50 per share.

Procedure for Exchange of Flag Common Stock Certificates

Concurrently with the Merger, RBC Centura will deposit or will cause one of its affiliates to deposit with a paying agent, for the benefit of Flag’s shareholders, cash sufficient to pay the Merger Consideration in exchange for shares of Flag common stock outstanding immediately prior to the Merger. The paying agent will mail to each shareholder of record promptly after the completion of the Merger a letter of transmittal providing instructions for the surrender of stock certificates by Flag shareholders. Shareholders who surrender their Flag common stock certificates, together with a duly executed letter of transmittal, will be entitled to receive the Cash Consideration, without interest. The surrendered Flag common stock certificates will be cancelled.

Promptly upon receipt of the Flag common stock certificates in accordance with the transmittal letter, the paying agent will deliver the portion of the Merger Consideration due to that shareholder, less any required tax withholdings.

Any portion of the cash deposited with the paying agent that remains unclaimed by Flag shareholders 180 days after the effective date of the Merger will be returned to the merged company. After the return of these funds, Flag shareholders may look only to RBC Centura for payment of the cash merger consideration.

Holders of Flag common stock should not send in their Flag common stock certificates to the paying agent until they receive a transmittal letter from the paying agent.

Treatment of Stock Options

The Merger Agreement provides that each vested stock option that remains outstanding at the closing of the Merger will be cancelled and converted into the right to receive an amount in cash equal to the difference between the Merger Consideration and the applicable exercise price of the option, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes.

Representations and Warranties

The Merger Agreement contains representations and warranties of Flag and RBC Centura customary for agreements of this nature with regard to their respective businesses, financial condition and other facts pertinent to the Merger. Each of Flag and RBC Centura has made representations and warranties to the other in the Merger Agreement as to, among other things:

•	organization, corporate standing, qualification to do business and corporate power;

•	authorization of the Merger Agreement and the Merger;

•	regulatory approvals and consents required for the Merger;

•	the fact that the execution, delivery and performance of the Merger Agreement and consummation of the transactions will not violate, conflict with, or require a consent or approval under, or result in a breach of, any organizational documents of the party, any contract, commitment or other arrangement, or any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license; and

•	the absence of litigation that would materially impair or impede completion of the Merger.

In addition, Flag has made additional representations and warranties to RBC Centura in the Merger Agreement as to, among other things:

•	Flag’s capital stock and stock options;

•	Flag’s subsidiaries;

•	Flag’s SEC filings and financial statements;

•	the absence of undisclosed liabilities and material adverse changes;

•	litigation;

•	compliance with applicable laws;

•	material contracts and other agreements, including certain specifically identified agreements;

•	property, liens and encumbrances;

•	employee benefit plans and labor matters;

•	environmental matters;

•	taxes;

•	interest rate risk management and allowance for loan losses;

•	insurance; and

•	intellectual property.

The representations and warranties described herein were made as of specific dates and, in many cases, are subject to important qualifications, limitations and supplemental information, including qualifications, limitations and supplemental information set forth in a disclosure schedule delivered by Flag to RBC Centura in connection with the signing of the Merger Agreement. In certain instances, the representations and warranties are subject to contractual standards of materiality that may be different from those standards of materiality that may be applicable to transactions with which you may be familiar. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating risk between Flag and RBC Centura, rather than to establish matters as facts. The representations, warranties and other provisions of the Merger Agreement should not be read as statements of fact regarding Flag and RBC Centura, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

Conduct of Business Pending the Merger

During the period from the signing of the Merger Agreement until the Merger becomes effective, Flag has agreed, subject to the exceptions specified in the Merger Agreement, that it and its subsidiaries will not, without the consent of RBC Centura, among other things:

•	carry on its business other than in the ordinary and usual course consistent with past practice;

•	take any action that would reasonably be expected to materially and adversely affect Flag’s ability to perform its obligations under the Merger Agreement;

•	engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business;

•	with certain exceptions, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of Flag, nor permit any additional shares of its capital stock to become subject to new grants of rights, options or similar stock-based rights;

•	issue, sell or otherwise permit to become outstanding, encumber or otherwise dispose of or permit the creation of any lien on, or amend or modify the terms of, any equity interests held in any subsidiary;

•	repurchase, redeem, reclassify, split, combine or otherwise acquire any shares of Flag capital stock or declare or pay any dividend or other distribution on the capital stock of Flag or any of its subsidiaries, other than dividends or distributions between Flag and its wholly owned subsidiaries or Flag’s regular quarterly cash dividends of $0.06 per share;

•	enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contract except as specified in or in connection with the Merger Agreement;

•	increase the salary, wages or other benefits of employees except as specified in or in connection with the Merger Agreement;

•	enter into, adopt, modify or terminate, except as specified in or in connection with the Merger Agreement, any benefit plan for any current or former director, officer, employee or independent contractor of Flag or its subsidiaries or take any action to accelerate vesting thereunder;

•	sell, transfer, mortgage, lease, encumber or otherwise dispose of, or permit the creation of any lien on, or discontinue any material amount of its assets, deposits, businesses or properties, except in the ordinary course of business consistent with past practice;

•	acquire any material amount of assets, business, properties or deposits of another person except in the ordinary course of business consistent with past practice;

•	amend the corporate governance documents of Flag or any of its subsidiaries;

•	implement or adopt any change in accounting principles, practices or methods except as may be required by GAAP;

•	enter into, amend, renew or terminate material contracts, except in the ordinary course of business consistent with past practice;

•	settle any claim, action or proceeding except those involving solely money damages in an amount not more than $100,000 and meeting the other conditions set out in the Merger Agreement;

•	except as required by applicable law or regulation: (1) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•	incur debt other than in the ordinary course of business consistent with past practice;

•	except as required by applicable law, knowingly take any action that is reasonably likely to result in any of Flag’s representations or warranties being untrue in any material respect, any condition to the Merger not being satisfied, or a material breach of any provision of the Merger Agreement;

•	make any loan other than in the ordinary course of business consistent with lending policies in effect on the date of the Merger Agreement or, except as set forth in the Merger

Agreement, make any loan in excess of $5,000,000 or (other than in respect of residential real estate loans) with a term of more than five years;

•	except pursuant to contracts entered into in the ordinary course of business prior to the date of the Merger Agreement, make any payment of cash or other consideration to, make any loan on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any contract with a related person;

•	make any capital expenditures in excess of amounts provided in the Merger Agreement; or

•	agree, commit to or enter into any agreement to take any of the actions discussed above.

In addition, during the period from the signing of the Merger Agreement until the Merger becomes effective, RBC Centura has agreed that it will not knowingly take any action reasonably likely to result in any of RBC Centura’s representations and warranties becoming untrue in any material respect, any of the conditions to the Merger not being satisfied, or a material breach of the Merger Agreement; except in each case, as may be required by applicable law.

No Solicitation of Acquisition Proposals

Flag has agreed that it will not, and it will cause its representatives not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any acquisition proposal other than that contemplated by the Merger Agreement. Flag has the right, however, to:

•	make any disclosure to Flag’s shareholders if, in the good faith judgment of its board of directors, failure to do so would be inconsistent with its obligations under applicable law;

•	provide information to, or engage in discussions or negotiations with, any person who has made a bona fide written acquisition proposal, which was received after the date of the Merger Agreement and before the Special Meeting of shareholders, but which did not result from a breach of the non-solicitation provisions of the Merger Agreement; and

•	recommend an acquisition proposal to its shareholders, and withdraw its favorable recommendation of the Merger, if (1) the acquisition proposal is a superior proposal (as such term is defined in the Merger Agreement), (2) Flag’s board of directors, after having consulted with and considered the advice of outside counsel, determines in good faith that providing information or engaging in negotiations or discussions, or making a recommendation is required under Georgia law, and (3) Flag has received a confidentiality agreement from the person making the superior proposal.

Flag has also agreed to:

•	terminate any activities, discussions or negotiations with any parties regarding acquisition proposals conducted prior to the date of the Merger Agreement; and

•	notify RBC Centura within 24 hours of receipt of any acquisition proposal and its material terms, including the identity of the person making the acquisition proposal.

Other Employee Benefits

Flag and RBC Centura have agreed that, after completion of the Merger:

•	During the one-year period following the effective time of the Merger, RBC Centura will provide Flag employees with pension and welfare benefits under employee benefit plans that are no less favorable, in the aggregate, than those provided by Flag and its subsidiaries immediately prior to the Merger.

•	The years of service of the Flag employees with Flag will be taken into account when determining eligibility and vesting (but not benefit accrual) under RBC Centura benefit plans.

•	Flag employees will retain credit for vacation pay accrued with Flag, and service of Flag employees will be treated as service with RBC Centura for determining entitlement to vacation pay.

•	Employees of Flag will not be subject to any waiting periods or pre-existing condition limitations under the employee benefit plans of RBC Centura in which they are eligible to participate.

•	Prior to the effective time of the Merger, Flag will terminate its 401(k) plan.

Other Covenants

The Merger Agreement contains additional covenants, including covenants relating to:

•	preparation, filing and distribution of this proxy statement;

•	access to information and confidentiality;

•	public announcements;

•	consents, approvals and filings;

•	accounting and regulatory matters; and

•	notice of developments.

In addition, the Merger Agreement contains a general covenant requiring each party to use its reasonable best efforts in good faith to complete the Merger.

Conditions to Consummation of the Merger

Consummation of the Merger is subject to various conditions for both parties, including:

•	the approval of the Merger Agreement by the holders of at least a majority of the outstanding shares of Flag common stock;

•	receipt of regulatory approvals from the Federal Reserve Board and Georgia Department of Banking without any conditions that impose on RBC Centura ongoing obligations other than those conditions which are customary for such approvals, and the expiration of all applicable waiting periods associated with these approvals;

•	no court or other legal or regulatory order statute, rule or regulation restrains or prohibits the Merger.

Flag’s obligations to complete the Merger are also subject to the following conditions:

•	the representations and warranties of RBC Centura must be true in all material respects at the time of the Merger, except as a result of changes or events expressly permitted by the Merger Agreement; and

•	RBC Centura must have performed in all material respects its obligations under the Merger Agreement.

RBC Centura’s obligations to complete the Merger are also subject to the following conditions:

•	the representations and warranties of Flag must be true in all material respects at the time of the Merger, except as a result of changes or events expressly permitted by the Merger Agreement;

•	Flag must have performed in all material respects its obligations under the Merger Agreement;

•	Flag shall have obtained all necessary third party consents (other than regulatory approvals) necessary to consummate the Merger, unless the failure to obtain any such consent would not result in a material adverse effect on the surviving corporation; and

•	the employment agreements of each of Kim Michael Childers, James Allan LaHaise and J. Thomas Wiley shall be in full force and effect and shall not have been amended, and each such individual shall remain employed by Flag or Flag Bank and shall not have committed an act or omission that would permit his termination for “cause” under his employment agreement.

Termination of the Merger Agreement

Generally, the Merger Agreement may be terminated by Flag and/or RBC Centura under the following circumstances:

•	by Flag and RBC Centura upon mutual consent;

•	by either Flag or RBC Centura, if:

o	by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which cannot be or has not been cured within 30 days of written notice of the breach; and which breach, individually or in the aggregate with other breaches, would cause a condition of the Merger Agreement not be satisfied or is reasonable likely to prevent, materially delay or materially impair the ability of the parties to complete the Merger;

o	the Merger is not consummated on or before March 31, 2007;

o	approval or consent of any regulatory authority required for consummation of the Merger has been denied by final non-appealable action; or

o	the shareholders of Flag fail to approve the Merger Agreement.

•	by RBC Centura, if:

o	at any time prior to the Special Meeting, Flag’s board of directors fails to recommend that Flag shareholders approve the Merger Agreement, withdraws its recommendation to approve the Merger Agreement, or modifies or changes its recommendation in a manner adverse to the interests of RBC Centura; or

o	Flag or its board of directors recommends that Flag’s shareholders approve any acquisition proposal other than the Merger.

Fees if the Merger Agreement is Terminated

Flag has agreed to pay RBC Centura a termination fee of $18,000,000 if the Merger Agreement is terminated under the following circumstances:

•	if RBC Centura terminates the Merger Agreement because Flag has breached any of its covenants with respect to (1) the solicitation of acquisition proposals or (2) convening a special meeting of shareholders to vote on approval of the Merger Agreement as promptly as practicable and soliciting shareholder approval of the Merger Agreement; or if, prior to the approval of the Merger Agreement and Merger by Flag’s shareholders, (x) Flag’s board fails to recommend that the shareholders approve the Merger Agreement or (y) Flag’s board of directors (i) provides information to, or engages in discussions or negotiations with, any person other than RBC Centura that makes a bona fide written acquisition proposal after the date of the Merger Agreement, or (ii) recommends the acquisition proposal referred to in (i) above to Flag’s shareholders; as long as RBC Centura is not in material breach of any of its covenants or agreements such that Flag would be entitled to terminate the Merger Agreement;

•	if Flag terminates the Merger Agreement at any time prior to the approval of the Merger Agreement by Flag’s shareholders, and when Flag is not in breach of any material term of the Merger Agreement, because Flag’s board of directors determines to enter into a definitive written agreement regarding a transaction that constitutes a “superior proposal” and notifies RBC Centura of this intention; or

•	if Flag has not previously paid a termination fee to RBC Centura and any of the following events occur prior to a “fee termination event” as described below:

o	any person other than RBC Centura acquires beneficial ownership of 40% or more of Flag’s then-outstanding common stock; or

o	Flag agrees, without the consent of RBC Centura, to enter into an “acquisition transaction” with a person other than RBC Centura. An “acquisition transaction”, for purposes of determining if a termination fee is due under this provision, includes a Merger, sale of substantially all of Flag’s assets of any similar transaction, or a purchase of 25% or more of Flag’s voting power.

A “fee termination event” is any of the following events:

•	the effective time of the Merger;

•	the termination of the agreement in accordance with its terms prior to the occurrence of any “tolling events” listed below, except if the Merger Agreement is terminated by RBC Centura due to a breach by Flag that is wholly not volitional of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•	upon the lapse of 18 months after the termination of the Merger Agreement by RBC Centura after a “tolling event” or due to a breach by Flag that is wholly not volitional of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

A “tolling event” occurs when:

•	Flag agrees, without the consent of RBC Centura, to enter into an acquisition transaction with a person other than RBC Centura;

•	Flag or its board of directors recommends that Flag enter into an “acquisition transaction” with a third party, without RBC Centura’s prior written consent;

•	a person other than RBC Centura acquires or obtains the right to acquire 20% or more of Flag’s outstanding shares of common stock;

•	Flag’s shareholders fail to approve the Merger or the Special Meeting is not held and a proposal to engage in an “acquisition transaction” with a third party is publicly announced;

•	Flag’s board of directors withdraws, modifies or qualifies its recommendation with respect to the Merger, or Flag proposes, authorizes or recommends an agreement to engage in an “acquisition transaction” with a third party;

•	any person other than RBC Centura files with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would result in an acquisition transaction with Flag, or if any person files a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer;

•	Flag willfully breaches a covenant or obligation of the Merger Agreement in anticipation of an “acquisition transaction” and the breach entitles RBC Centura to terminate the Merger Agreement; or

•	any person other than RBC Centura files an application or notice with any regulators or antitrust authority regarding an “acquisition transaction.”

An “acquisition transaction” for purposes of a “tolling event” is a merger, sale of substantially all of Flag’s assets or any similar transaction, or a purchase of securities representing 20% or more of Flag’s voting power.

The payment of this fee is in addition to any other rights that RBC Centura has under the Merger Agreement or otherwise.

Waiver and Amendment

Prior to the effective date of the Merger, RBC Centura may waive any provision of the Merger Agreement from which it benefits, including any or all conditions precedent to the obligations of RBC Centura under the Merger Agreement. Flag also may waive any provision of the Merger Agreement from which it benefits, including any or all conditions precedent to the obligations of Flag under the Merger Agreement.

The Merger Agreement may be amended any time by an agreement in writing by the parties, provided that the parties may not amend the provisions of the Merger Agreement subsequent to the approval of the Merger Agreement by the shareholders of Flag if such amendment would require further approval of Flag’s shareholders, without obtaining such required further approval.

Expenses

The Merger Agreement provides that RBC Centura and Flag will each pay their own expenses in connection with the Merger Agreement and related transactions, including, but not limited to, the fees and expenses of their own counsel and accountants. Legal and other professional expenses incurred separately by any shareholder in connection with the Merger (or any documents related thereto) shall be the individual responsibility of each shareholder.

Effect of Merger on Rights of Flag Shareholders

At the completion of the Merger, holders of the common stock of Flag will cease to have rights of shareholders and will only have the right to receive the Merger Consideration as set forth in the Merger Agreement.

Recommendation of the Board of Directors of Flag

The board of directors of Flag recommends that you vote “FOR” approval and adoption of the Merger Agreement.

MARKET PRICES OF FLAG’S SHARES

Our common shares are traded on the NASDAQ Global Select Market under the symbol “FLAG.” The following table sets forth the intraday high and low sales prices per share of our common shares on the NASDAQ Global Select Market for the periods indicated.

Market Information

	Common Shares
	High	Low	Dividends
Fiscal Year Ended December 31, 2004
1st Quarter	$13.50	$12.05	$0.06
2nd Quarter	$14.22	$12.05	$0.06
3rd Quarter	$14.10	$13.00	$0.06
4th Quarter	$15.66	$13.25	$0.06

Fiscal Year Ended December 31, 2005
1st Quarter	$16.00	$14.52	$0.06
2nd Quarter	$16.07	$14.07	$0.06
3rd Quarter	$16.93	$14.34	$0.06
4th Quarter	$17.05	$15.80	$0.06

Fiscal Year Ended December 31, 2006
1st Quarter	$18.86	$16.51	$0.06
2nd Quarter	$21.50	$17.05	$0.06

On August 8, 2006, the last trading day before the announcement of the execution of the Merger Agreement, the closing price for our common shares was $25.33 per share, and the high and low closing prices for our common shares during the 52 week period ending on that date were $25.48 and $14.83, respectively. On October 13, 2006, the last practicable date before this proxy statement was printed, the closing price for our common shares on the NASDAQ Global Select Market was $25.21 per share. You are encouraged to obtain current market quotations for Flag common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 12, 2006, the record date for the Special Meeting, the amount and percentage of our outstanding common shares beneficially owned by:

•	each of our directors;

•	our Chief Executive Officer and the next four most highly compensated current executive officers;

•	all of our directors and executive officers as a group; and

•	all persons, to our knowledge, beneficially owning more than five percent of our common shares.

	Name	Amount and Nature of Beneficial Ownership		Percent of Total (%)

(a)	Directors, Director Nominees and Named Executive Officers

	William H. Anderson, II	508,425	(1)	2.98
	H. Speer Burdette, III	37,615	(2)	*
	Kim M. Childers	235,342	(3)	1.38
	Stephen W. Doughty	356,974	(4)	2.09
	Joseph W. Evans	405,981	(5)	2.38
	Quill O. Healey	15,000	(6)	*
	David R. Hink	67,204	(7)	*
	John Houser	15,000	(8)	*
	James W. Johnson	172,128	(9)	1.01
	James LaHaise	167,680	(10)	*
	H. N. Padget	150,141	(11)	*
	Richard T. Smith	373,693	(12)	2.19
	J. Daniel Speight	484,227	(13)	2.81
	J. Thomas Wiley	274,286	(14)	1.61

(b)	Other 5% Shareholders

	Terry Maltese	1,029,100	(15)	6.1

(c)	Current Directors and Executive Officers as a group (14 persons)	3,263,696	(16)	18.87

*	Represents less than one percent.

(1)	Consists of (a) 162,625 shares held by Mr. Anderson, (b) 3,000 shares held by his spouse, (c) 308,000 shares held by Southern Trust Insurance Company, a controlled business entity, (d) 20,000 shares held by a trust, (e) 9,800 shares held by VHA Partners, a controlled business entity, and (f) 5,000 shares subject to options exercisable within 60 days.

(2)	Consists of (a) 4,775 shares held by Mr. Burdette, (b) 6741 shares held in Individual Retirement Accounts for the benefit of Mr. Burdette, and (c) 26,099 shares subject to options exercisable within 60 days.

(3)	Consists of (a) 216,900 shares held by Mr. Childers, (b) 200 shares held by his spouse, (c) 1,200 shares held in a retirement account, and (d) 17,042 shares subject to options exercisable within 60 days.

(4)	Consists of (a) 306,250 shares held by Mr. Doughty, (b) 1,450 shares held jointly with his spouse, as to which beneficial ownership is shared, (c) 7,454 shares held in his IRA, (d) 3,989 shares held in his 401(k) plan account, and (e) 37,831 shares subject to options exercisable within 60 days.

(5)	Consists of (a) 368,150 shares held by Mr. Evans and (b) 37,831 shares subject to options exercisable within 60 days.

(6)	Consists of (a) 10,000 shares held by Healey Investment Management, LLC, a controlled business entity, and (b) 5,000 shares subject to options exercisable within 60 days.

(7)	Consists of (a) 43,204 shares held by Mr. Hink and (b) 24,000 shares subject to options exercisable within 60 days.

(8)	Consists of (a) 5,600 shares held in an Individual Retirement Account for the benefit of Mr. Houser, (b) 3,000 shares held by his spouse, (c) 1,400 shares held in a retirement account, and (d) 5,000 shares subject to options exercisable within 60 days.

(9)	Consists of (a) 70,377 shares held by Mr. Johnson, (b) 2,716 shares held by Mr. Johnson’s spouse, (c) 84,010 shares held by McCranie Companies, Inc. Profit Sharing Plan for the benefit of Mr. Johnson, (d) 1,668 shares as custodian for grandchildren, and (e) 13,357 shares subject to options exercisable within 60 days.

(10)	Consists of (a) 144,000 shares held by Mr. LaHaise, (b) 5,450 held in an Individual Retirement Account, (c) 1,188 shares held in a 401(k), and (d) 17,042 shares subject to options exercisable within 60 days.

(11)	Consists of (a) 46,221 shares held by Mr. Padget, (b) 12,512 shares held by his children, (c) 7,120 shares held in retirement accounts, and (d) 84,288 shares subject to options exercisable within 60 days.

(12)	Consists of 371,782 shares held by Mr. Smith’s spouse.

(13)	Consists of (a) 208,450 shares held by Mr. Speight, (b) 5,000 shares held by Mr. Speight as trustee for Patricia Ruth Davis, (c) 3,500 shares held by Mr. Speight as trustee for Anna Davis, (d) 1,677 shares held by Mr. Speight as custodian for Alex Speight, (e) 1,677 shares held by Mr. Speight as custodian for J. Daniel Speight, III, (f) 7,371 shares held in an Individual Retirement Account for the benefit of Mr. Speight, (g) 39,917 shares held by Sp8Co., Inc. as to which beneficial ownership is shared, (h) 23,304 shares issued pursuant to Flag’s 401(k) Plan, and (i) 193,331 shares subject to options exercisable within 60 days.

(14)	Consists of (a) 235,855 shares held by Mr. Wiley, (b) 300 shares held as custodian for J. T. Wiley, III, (c) 300 shares held as custodian for James Wiley, and (d) 37,831 shares subject to options exercisable within 60 days.

(15)	All of the indicated shares are beneficially owned by Terry Maltese in his capacity as President of SOAM Holdings, LLC (“Holdings”) and Sandler O’Neill Asset Management LLC (“SOAM”). Holdings beneficially owns an aggregate of 630,160 shares of common stock in its capacity as general partner of Malta Partners, L.P. (“MP”) (55,180 shares), Malta Hedge Fund, L.P. (“MHF”) (52,860 shares), Malta Hedge Fund II, L.P. (“MHFII”) (289,520 shares) and Malta MLC Fund, L.P. (“MLC”) (232,600 shares). SOAM also beneficially owns the 630,160 shares listed above in its capacity as the management company for the indicated funds. It also beneficially owns an aggregate of 398,940 shares of common stock in its capacity as investment manager for Malta Offshore, Ltd. (“MO”) (193,440 shares) and Malta MLC Offshore, Ltd. (“MLCO”) (205,500 shares). The address of the principal offices of each of MP, MHF, MHFII, MLC, Holdings and SOAM and the business address of Mr. Maltese is c/o Sandler O’Neill Asset Management, LLC, 780 Third Avenue, 5th Floor, New York, New York, 10017. The address of the principal office of MO and MLCO is c/o BYSIS Hedge Fund Services (Cayman) Limited, P. O. Box 30362 SMB, Harbour Centre, Third Floor, George Town, Grand Cayman, Cayman Islands, British West Indies.

(16)	Includes 503,652 shares subject to options exercisable within 60 days.

OTHER MATTERS

Other Business at Special Meeting

The board of directors knows of no other matters to be brought before the Special Meeting. However, if other matters should come before the Special Meeting, it is the intention of the persons named in the enclosed proxy card to vote the proxy in accordance with their judgment of what is in the best interest of Flag and its shareholders.

Submission of Shareholder Proposals

If the Merger is consummated, we will have no public shareholders and no public participation in any of our future shareholder meetings. We intend to hold an annual shareholders meeting in 2007 only if the Merger is not completed. If we hold an annual shareholders meeting in 2007, any shareholder who wishes to have a shareholder proposal included in the our proxy statement for that meeting must ensure that the proposal is received by Flag at its principal executive offices at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, attention of the Secretary, no later than December 27, 2006, in order to be considered for inclusion in the proxy material for that meeting. In order for a director candidate to be considered for nomination at Flag’s annual meeting of shareholders, the recommendation must be received by the Nominating Committee at least 120 calendar days prior to April 18, 2007, the date Flag’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year. Proposals must comply with all applicable rules and regulations of the SEC.

ADDITIONAL INFORMATION FOR SHAREHOLDERS

Flag files annual, quarterly and special reports, proxy statements, and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the Commission at 100 F. Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Flag’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “http://www.sec.gov.”

The SEC allows Flag to “incorporate by reference” information into this proxy statement. This means that Flag can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information contained in, or in other later-filed documents that are incorporated by reference in, this proxy statement. The information incorporated by reference contains important information about our companies and their financial condition.

The following documents filed with the SEC by Flag are incorporated by reference into this proxy statement.

Flag filings with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Definitive Proxy Statement, filed on April 18, 2006;

•	Quarterly Reports on Form 10-Q filed on May 9, 2006 and August 8, 2006;

•	Current Reports on Form 8-K filed on January 27, 2006, April 18, 2006, July 18, 2006, August 2, 2006 and August 15, 2006; and

•	The description of Flag common stock contained in Form 8-A, filed under Section 12 of the Exchange Act, as declared effective by the SEC on March 1, 1994, including any amendment or report filed for the purpose of updating such description.

All documents and reports filed by Flag with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this proxy statement and the date of the Special Meeting are incorporated by reference into this proxy statement. These documents may include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

Documents incorporated by reference are available from Flag without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Flag at the following address:

Flag Financial Corporation

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

(404) 760-7700

Attention: Lisa G. Lane

In order to receive timely delivery of the documents in advance of the Special Meeting, you must request such information no later than November 7, 2006. If you request any incorporated documents from Flag, Flag will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

When deciding how to cast your vote, you should rely only on the information contained or incorporated by reference in this proxy statement. We have not authorized anyone to give any information or make any representation about the Merger or Flag that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated into this proxy statement. Therefore, if anyone distributes this type of information, you should not rely upon it.

Appendix A

MERGER AGREEMENT

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of August 9, 2006

by and between

RBC CENTURA BANKS, INC.

and

FLAG FINANCIAL CORPORATION

Page
ARTICLE I

Certain Definitions; Interpretation

1.01	Certain Definitions	A-1
1.02	Interpretation	A-7

ARTICLE II

The Merger

2.01	The Merger	A-8
2.02	Effective Time	A-8
2.03	Closing	A-9
2.04	Reservation of Right to Revise Structure	A-9

ARTICLE III

Consideration

3.01	Effect on Capital Stock	A-9
3.02	Rights as Shareholders; Stock Transfers	A-10
3.03	Payment for Shares	A-10
3.04	Dissenting Shareholders	A-10
3.05	Company Stock Options	A-11

ARTICLE IV

Actions Pending the Merger

4.01	Forbearances of the Company	A-11
4.02	Forbearances of the Acquiror	A-14

ARTICLE V

Representations and Warranties

5.01	Disclosure Schedule	A-15
5.02	Standard	A-15
5.03	Representations and Warranties of the Company	A-15
5.04	Representations and Warranties of the Acquiror	A-28

ARTICLE VI

Covenants

6.01	Reasonable Efforts	A-30
6.02	Shareholder Approvals	A-30
6.03	Proxy Statement	A-30
6.04	Press Releases	A-31

-i-

ANNEXES AND EXHIBITS

Annex 1	Employees with Employment Agreements

Annex 2	Specified Employees

-ii-

AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2006, by and between RBC Centura Banks, Inc. (the “Acquiror”) and FLAG Financial Corporation (the “Company”).

RECITALS

A.  The Company.  The Company is a Georgia corporation, having its principal place of business in Atlanta, Georgia.

B.  The Acquiror.  The Acquiror is a North Carolina corporation, having its principal place of business in Rocky Mount, North Carolina.

C.  Acquiror Sub.  Acquiror Sub (“Acquiror Sub”) will be a Georgia corporation and a direct or indirect wholly owned subsidiary of Acquiror that will have been organized prior to the Closing Date for the purpose of effecting the Merger in accordance with this Agreement.

D.  The Merger.  On the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Acquiror Sub with and into the Company, with the Company as the surviving corporation.

E.  Employment Agreements.  As further conditions and inducements to the willingness of the Acquiror to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the employees of the Company specified on Annex 1 have executed and delivered employment agreements with the Company (each, an “Employment Agreement”).

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Certain Definitions; Interpretation

1.01    Certain Definitions.  The following terms are used in this Agreement with the meanings assigned below:

“Acquiror” has the meaning assigned in the Preamble to this Agreement.

“Acquiror Sub” has the meaning assigned in Recital C.

“Acquiror Subsidiary” has the meaning assigned in Section 8.03(c)(i).

“Acquisition Proposal” has the meaning assigned in Section 6.06.

“Acquisition Transaction” means (x) a merger or consolidation, or any similar transaction, involving the Company or any of its Significant Subsidiaries, provided, however, that in no event shall any merger, consolidation or similar transaction involving only the Company and one or more of its Significant Subsidiaries or involving only any two or more of such Subsidiaries, if such transaction is not in violation of the terms of this Agreement, be deemed to be an Acquisition Transaction, (y) a purchase, lease or other acquisition of 25 percent or more of the assets, deposits or business operations of the Company or any of its Significant Subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15 percent or more of the voting power of the Company or any of its Significant Subsidiaries.

“affiliate” means, for any person, any other person that directly or indirectly controls, is controlled by or is under common control with such first person.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Bank” means FLAG Bank, a Georgia state chartered commercial bank.

“beneficial ownership” has the meaning assigned in Section 8.03(c)(ii).

“business day” means any day that is not a Saturday, a Sunday or other day on which the offices of the Secretary of State of Georgia are closed, and, in addition, only in the case of any performance by, notice to or other action involving the Acquiror as provided in this Agreement, any day on which banking institutions in the Province of Ontario are authorized or obligated by law or executive order to close.

“Bylaws” has the meaning assigned in Section 2.01(c).

“Certificate of Incorporation” has the meaning assigned in Section 2.01(b).

“Claim” has the meaning assigned in Section 6.10(a).

“Closing Date” has the meaning assigned in Section 2.02.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning assigned in the Preamble to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the common stock, $1.00 par value, of the Company.

“Company IP Rights” has the meaning assigned in Section 5.03(w).

“Company Meeting” has the meaning assigned in Section 6.02.

“Company Preferred Stock” means the preferred stock, no par value, of the Company.

“Company Reports” has the meaning assigned in Section 5.03(j).

“Company Requisite Vote” has the meaning assigned in Section 5.03(e).

“Company’s SEC Documents” has the meaning assigned in Section 5.03(g).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Option” means each Right with respect to Company Common Stock outstanding under the Company Stock Plans.

“Company Stock Plans” has the meaning assigned in Section 5.03(b).

“Company Stock Resolution” has the meaning assigned in Section 3.05.

“Compensation Plans” has, with respect to any person, the meaning assigned in Section 5.03(n).

“Confidentiality Agreement” means the Amended Mutual Confidentiality and Nondisclosure Agreement between the Company and the Acquiror, effective as of May 17, 2006.

“Consideration” has the meaning assigned in Section 3.01(a).

“Constitutive Documents” means with respect to any juridical person, such person’s articles or certificate of incorporation and its bylaws, or similar constitutive documents.

“Contract” means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“Costs” has the meaning assigned in Section 6.10(a).

“CRA” means the Community Reinvestment Act of 1977.

“Deferral Plan” has the meaning assigned in Section 6.12(e).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenters’ Shares” means shares of Company Common Stock the holders of which shall have perfected and not withdrawn or lost their appraisal rights in accordance with Sections 14-2-1301 to 1332 of the GBCC as of the moment immediately prior to the Effective Time.

“Effective Time” means the date and time at which the Merger becomes effective.

“Employment Agreement” has the meaning assigned in Recital E.

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (1) the protection or restoration of the environment, health, safety or natural resources; (2) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance or (3) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has, with respect to any person, the meaning assigned in Section 5.03(n).

“ERISA Affiliate Plan” has the meaning assigned in Section 5.03(n).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fee Payment Event” has the meaning assigned in Section 8.03(d).

“Fee Termination Event” has the meaning assigned in Section 8.03(b).

“GBCC” means the Georgia Business Corporation Code.

“GDBF” means the Georgia Department of Banking and Finance.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality or self-regulatory authority.

“Hazardous Substance” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, friable asbestos-containing material, lead-containing paint, polychlorinated biphenyls, microbial matter which emits mycotoxins that are harmful to human health, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Substance” shall not mean Hazardous Substances that are naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning assigned in Section 6.10(a).

“Insurance Amount” has the meaning assigned in Section 6.10(b).

“Insurance Policies” has the meaning assigned in Section 5.03(u).

“Intellectual Property Rights” means all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, software, databases and all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records.

“IRS” means the United States Internal Revenue Service.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any nature whatsoever.

“Listed Termination” has the meaning assigned in Section 8.03(b).

“Loans” means loans, leases, extensions of credit (including guaranties), commitments to extend credit and other similar assets.

“Material Adverse Effect” means, with respect to the Company, any event, condition or change that (1) has, or is reasonably likely to have, a material adverse effect on the financial condition, results of operations, assets, shareholder’s equity, business, prospects or operations of the Company and its Subsidiaries taken as a whole, other than any event, condition or change resulting from (A) changes in generally accepted accounting principles applicable to bank holding companies generally, (B) changes in banking laws or regulations (or interpretations thereof) of general applicability and (C) changes in general economic conditions or conditions generally affecting the banking industry, provided in the case of each of (A), (B) and (C) that such event, condition or change does not have a materially more adverse effect on the Company and its Subsidiaries than that experienced by similarly situated financial services companies; or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

“Material Interest” has the meaning assigned in the definition of Related Person.

“Merger” has the meaning assigned in Section 2.01(a).

“Multiemployer Plan” means, with respect to any person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

“Non-Executive Employees” has the meaning assigned in Section 4.01(f)(2)(B).

“Paying Agent” has the meaning assigned in Section 3.03.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has, with respect to any person, the meaning assigned in Section 5.03(n).

“Permitted Termination Date” has the meaning assigned in Section 8.01(c).

“person” means any natural person, bank, savings bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Post-Closing Mergers” has the meaning assigned in Section 6.17.

“Previously Disclosed” means, with respect to the Company or the Acquiror, information set forth in such party’s Disclosure Schedule in a paragraph or section identified therein as corresponding to the provision of this Agreement in respect of which such information has been so set forth or has otherwise been set forth therein in a manner reasonably indicating to a reader the provisions to which such information may be relevant.

“Proxy Statement” has the meaning assigned in Section 6.03(a).

“Related Person” means any person (or family member of such person) (1) that directly or indirectly, controls, or is under common control with, the Company or any of its affiliates, (2) that serves as a director, officer, employee, partner, member, executor, or trustee of the Company or any of its affiliates or Subsidiaries (or in any other similar capacity), (3) that has, or is a member of a group having, direct or indirect beneficial ownership of voting securities or other voting interests representing at least five percent of the outstanding voting power or equity securities or other equity interests representing at least five percent of the outstanding equity interests (a “Material Interest”) in the Company or any of its affiliates or (4) in which any person (or family member of such person) that falls under (1), (2) or (3) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity).

“representatives” means, with respect to any person, such person’s directors, officers, employees, legal or investment or financial advisors or any representatives of such legal or financial advisors.

“Required Party” has the meaning assigned in Section 6.05(b).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“Risk Management Contract” has the meaning assigned in Section 5.03(r).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” has the meaning assigned to that term in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” includes any person (other than a natural person) that is either a “subsidiary” as defined in Rule 1-02 of Regulation S-X of the SEC or a “subsidiary” as defined in Section 225.2(o) of Title Twelve of the Code of Federal Regulations.

“Superior Proposal” has the meaning assigned in Section 6.06.

“Surviving Corporation” has the meaning assigned in Section 2.01(a).

“Takeover Laws” has the meaning assigned in Section 5.03(e).

“Takeover Provisions” has the meaning assigned in Section 5.03(e).

“Taxes” means all taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, or charges of any kind whatsoever, together with any interest and any penalties or additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties imposed by any taxing authority whether arising before, on or after the Closing Date.

“Tax Returns” means all reports, certifications and returns required to be filed on or before the Closing Date with respect to the Taxes of the Company or any of its Subsidiaries, including consolidated federal income tax returns and any documentation required to be filed with any taxing authority or to be retained by the Company or any of its Subsidiaries in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

“Termination Fee” has the meaning assigned in Section 8.03(a).

“Tolling Event” has the meaning assigned in Section 8.03(c).

“Treasury Shares” means shares of Company Common Stock owned, directly or indirectly, by the Company or any of its Subsidiaries other than shares held (1) in a fiduciary capacity that are beneficially owned by third persons, including shares held in trust accounts and managed accounts or (2) in respect of debts previously contracted.

“Warn Act” has the meaning assigned in Section 5.03(o).

1.02    Interpretation.  When a reference is made in this Agreement to Recitals, Sections, Exhibits, Annexes or Schedules, such reference shall be to a Recital in, Section of, or Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to “transactions contemplated by this Agreement” include the Merger as well as the other transactions contemplated hereby. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to take, to cause its Subsidiaries to take, and to use its reasonable best efforts to cause its other affiliates to take, appropriate action in connection therewith. References to “knowledge” of a person means knowledge after reasonable diligence in the circumstances. All references to “dollars” or “$” mean the lawful currency of the United States, unless otherwise indicated. Any reference in this Agreement to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation. All references to “reasonable best efforts” or “commercially reasonable efforts” shall mean a party’s reasonable efforts in light of the circumstances.

ARTICLE II

The Merger

2.01    The Merger.  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the following shall occur:

(a)  Structure and Effects of the Merger.  Acquiror Sub shall merge with and into the Company, and the separate corporate existence of Acquiror Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Georgia, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the GBCC.

(b)  Certificate of Incorporation.  At the Effective Time, and without any further action on the part of the Acquiror, Acquiror Sub or any holder of any shares of capital stock of the Company as in effect at the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Acquiror Sub as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”), until duly amended in accordance with the terms thereof and the GBCC.

(c)  Bylaws.  The bylaws of the Surviving Corporation (the “Bylaws”) will be the bylaws of the Acquiror Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the Certificate of Incorporation.

(d)  Directors.  The directors of the Surviving Corporation will be the directors of Acquiror Sub immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

(e)  Officers.  The officers of the Surviving Corporation will be the officers of Acquiror Sub immediately prior to the Effective Time, and such officers, together with any additional officers as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

2.02    Effective Time.  The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Georgia, of articles of merger in accordance with Section 14-2-1105 of the GBCC, or at such later date and time as may be set forth in such articles. Subject to the terms and conditions of this Agreement, the parties shall cause the Merger to become effective (1) on the last business day of the month in which the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (2) on such date as the parties may agree in writing (the “Closing Date”).

2.03    Closing.  The closing of the Merger shall take place at 10:00 a.m., New York City time, on the Closing Date at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, or at such other time and place as the parties shall agree.

2.04    Reservation of Right to Revise Structure.  Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, the Acquiror may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions; provided, however, that no such revision shall (a) alter or change the amount or kind of the Consideration or alter or change adversely the treatment of the holders of Company Stock or Company Stock Options, (b) alter or change the Acquiror’s or the Company’s obligations hereunder, or (c) impede or delay consummation of the transactions contemplated by this Agreement. In the event the Acquiror makes such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE III

Consideration

3.01    Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

(a)  Conversion of Company Common Stock.  Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenters’ Shares) shall be converted into the right to receive consideration (the “Consideration”) comprising $25.50 in cash, without interest thereon. At the Effective Time, the shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, and from and after the Effective Time, certificates representing Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the right to receive the Consideration pursuant to this Section 3.01(a).

(b)  Acquiror Sub Common Stock.  Each share of Acquiror Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

(c)  Treasury and Dissenters’ Shares.  Each share of Company Common Stock held as Treasury Shares or Dissenters’ Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and, except as set forth in Section 3.04 with respect to Dissenters’ Shares, no consideration shall be issued in exchange therefor.

3.02    Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of Company Common Stock (other than Dissenters’ Shares, if applicable) shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and the right to receive Consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock (other than Dissenters’ Shares, if applicable).

3.03    Payment for Shares.  At or prior to the Effective Time, the Acquiror shall make available or cause to be made available to such bank as the Acquiror shall appoint (and shall be reasonably acceptable to the Company), as paying agent (the “Paying Agent”), amounts in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of Consideration to holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of outstanding shares of Company Common Stock a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause the Paying Agent to pay to each person entitled thereto a check in the amount of the Consideration to which such person is entitled, after giving effect to any required Tax withholdings. No interest will be paid or will accrue on any amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such Tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest or other amounts received with respect thereto) made available to the Paying Agent that have not been disbursed to holders of certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

3.04    Dissenting Shareholders.  Dissenters’ Shares shall be purchased and paid for in accordance with Sections 14-2-1301 to 1332 of the GBCC. The Company shall give the Acquiror (a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands and any other related instruments served pursuant to the GBCC and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the

GBCC. The Company shall not, except with prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for fair value for Dissenters’ Shares or offer to settle, or settle, any such demands.

3.05    Company Stock Options.  At the Effective Time, each Company Stock Option then outstanding, without any action on the part of the holder, shall be converted into the right to receive payment of an amount in cash equal to the product of (1) the excess of the Consideration over the exercise price per share, if any, of such Company Stock Option and (2) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time; provided that the Company shall be entitled to withhold from such cash payment any amounts required to be withheld by applicable law. As a condition to the right to receive such payment, each holder shall deliver to the Acquiror an acknowledgement and waiver (in form and substance reasonably to be mutually agreed by the Acquiror and the Company prior to the Effective Time) that (i) confirms the cash amount to which such holder is entitled under such holder’s Company Stock Options and (ii) releases the Company, the Acquiror and their respective affiliates, and the officers, directors and employees of the foregoing, from any and all claims relating to the Company Stock Options upon payment of the cash amount due. Each Company Stock Option to which this paragraph applies will be cancelled by the Company and shall cease to exist automatically as of the Effective Time. Prior to the Effective Time the Company shall take all necessary actions, including adopting resolutions of the Company Board, of the board of directors of the Bank or of a committee established under a Company Stock Plan (collectively, the “Company Stock Resolutions”), if applicable, to effect the foregoing.

ARTICLE IV

Actions Pending the Merger

4.01    Forbearances of the Company.  Until the Effective Time, the Company agrees, except as expressly provided in this Agreement, without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each of its Subsidiaries not to:

(a)  Ordinary Course.  Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course consistent with past practice or, to the extent consistent therewith, fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates; or take any action that would reasonably be expected to have a Material Adverse Effect upon the Company’s ability to perform its obligations under this Agreement.

(b)  New Activities.  Engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business.

(c)  Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Stock or any Rights, or amend or modify the terms of any Rights, (2) permit any additional shares of Company Stock to become subject to new grants of employee or director stock options, or stock-based employee rights or arrangements, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Stock or other capital security of the Company, (4) effect any recapitalization, reclassification, stock split, reverse stock split, combination or like change in capitalization or (5) enter into, or take any action to cause any holders of Company Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Stock to vote any shares of Company Stock, or cooperate in any formation of any voting trust or similar arrangement relating to such shares.

(d)  Subsidiaries.  Issue, sell or otherwise permit to become outstanding, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien in respect of, or amend or modify the terms of, any equity interests held in a Subsidiary of the Company.

(e)  Dividends, Etc.  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of, its capital stock, other than (1) dividends from wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the Company, or (2) regular quarterly dividends on the Company Common Stock declared and paid in a manner consistent with past practice; provided that the rate of any such quarterly dividend shall not exceed $0.06 per share of Company Common Stock.

(f)  Compensation; Employment Contracts; Etc.  Except as Previously Disclosed, enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar Contracts with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (1) for changes that are required by applicable law, (2) for merit-based or annual salary increases in the ordinary course of business and in accordance with past practice (including with respect to timing and amount) to employees that neither (A) are members of the Company’s Executive Committee nor (B) receive total annual guaranteed compensation in excess of $100,000 (“Non-Executive Employees”), or (3) for employment arrangements for newly hired Non-Executive Employees in the ordinary and usual course of business consistent with past practice, provided that total annual guaranteed compensation for any such newly hired non-executive employee shall not exceed $100,000 and any such Contract shall not include any provision providing for payments to, or the conferring of other benefits on, the person arising from a change of control of the Company. The Company shall not gross up any employee in respect of Taxes for any payments described in Section 3.05.

(g)  Benefit Plans.  Except as Previously Disclosed, enter into, establish, adopt, amend, modify or terminate any Compensation Plan in respect of any current or former directors, officers, employees, former employees of, or independent contractors with respect to, the Company or its Subsidiaries (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, as may be required by applicable law.

(h)  Dispositions.  Except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, or (2) for sales of Loans, debt securities or similar investments in the ordinary and usual course of business consistent with past practice, sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable for which appropriate reserves have been established, as set forth in Schedule 4.01(h)) in respect of, or discontinue any material portion of, its assets, deposits, business or properties.

(i)  Acquisitions.  Except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, or (2) by way of foreclosures in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, make any material investment in, or acquire any material amount, taken individually or in the aggregate, of assets, business, properties or deposits of, another person, in any one transaction or a series of related transactions.

(j)  Constitutive Documents.  Amend (or suffer to be amended) the Constitutive Documents of the Company or any of its Subsidiaries.

(k)  Accounting Methods.  Implement or adopt any change in the accounting principles, practices or methods used by the Company and its Subsidiaries, other than as may be required by generally accepted accounting principles.

(l)  Contracts.  Except in the ordinary course of business consistent with past practice or pursuant to Section 6.14, (1) enter into, amend, renew or terminate any Contract that provides for aggregate payments of $100,000 or more annually or (2) amend or modify in any material respect any of its existing material Contracts, it being understood that this clause (l) shall not apply to entering into, amending, renewing or terminating any Loan.

(m)  Claims.  Except as Previously Disclosed, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $100,000 and that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices.

(n)  Risk Management.  Except as required by applicable law or regulation: (1) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to credit and interest rate risk.

(o)  Indebtedness.  Other than in the ordinary course of business (including by way of creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

(p)  Loans.  (1) Make any Loan other than in the ordinary course of business consistent with lending policies as in effect on the date hereof; (2) except pursuant to

Contracts existing on the date hereof, make any Loan in excess of $5,000,000; (3) make forward rate commitments (that is, commitments for a period in excess of three months) with respect to the interest rate on any Loan; or (4) make any Loan (other than a residential real estate mortgage loan) with a term greater than five years.

(q)  Adverse Actions.  (1) Subject to Section 6.06, take any action that is intended or would reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law, or (2) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956) or would subject the Acquiror, the Company or any Subsidiary of either to material regulation by a Governmental Authority that does not presently regulate such company or to regulation by a Governmental Authority that is materially different from current regulation.

(r)  Taxes.  Make or change any election with respect to Taxes, settle any material Tax audit or proceeding, enter into any Tax closing agreement, or request any Tax private letter or similar ruling.

(s)  Related Person Transactions.  Except pursuant to Previously Disclosed Contracts entered into in the ordinary course of business before the date of this Agreement, make any payment of cash or other consideration to, or make any Loan to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any Contract with, any Related Person.

(t)  Capital Expenditures.  Except as Previously Disclosed, make any capital expenditures in excess of $100,000 in any one case or $250,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $250,000 for any 12-month period.

(u)  Commitments.  Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (t).

4.02    Forbearances of the Acquiror.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Acquiror will not take, and will cause each of its Subsidiaries not to take, any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law, or take any action that would reasonably be expected to have a material adverse effect upon Acquiror’s ability to perform its obligations under this Agreement.

ARTICLE V

Representations and Warranties

5.01    Disclosure Schedule.  On or prior to the date hereof, the Company has delivered to the Acquiror and the Acquiror has delivered to the Company a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Company or the Acquiror, respectively.

5.02    Standard.  No representation or warranty of the Company or the Acquiror contained in Section 5.03 or 5.04 (other than Sections 5.03(a), (b), (e), (g), (h), (n) and (v) and Sections 5.04(a) and (e), which shall be true and correct in all respects) shall be considered untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranties contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or the Acquiror, respectively.

5.03    Representations and Warranties of the Company.  Except as Previously Disclosed, the Company represents and warrants to the Acquiror and Acquiror Sub as set forth in its Disclosure Schedule and as follows:

(a)  Organization, Standing and Authority.  The Company is duly organized, validly existing and in good standing as a corporation under the laws of Georgia and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b)  Company Stock.  As of the date hereof, the authorized capital stock of the Company consists solely of 40,000,000 shares of Company Common Stock, of which not more than 17,023,320 shares were outstanding as of August 8, 2006, and 10,000,000 shares of Company Preferred Stock, of which no shares were outstanding as of the date hereof. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of Company Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement. The Company has Previously Disclosed a list of each Compensation Plan under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued (“Company Stock Plans”). As of August 8, 2006, no more than

1,586,218 shares of Company Common Stock were issuable upon exercise of Company Stock Options under the Company Stock Plans. Except as described in the immediately preceding sentence, the Company has no Company Common Stock authorized for issuance pursuant to any Company Stock Plans. The Company has Previously Disclosed the weighted average exercise price for the Company Stock Options under each of its Company Stock Plans. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All stock options or similar Rights granted under any Company Stock Plan (1) have been granted in compliance with the terms of applicable law, the applicable Company Stock Plans and on a basis consistent with past practice, including with respect to value, size and timing, (2) have been reflected on the financial statements included in the Company’s SEC Documents in accordance with generally accepted accounting principles, and (3) have (or with respect to such options or Rights which have been exercised as of the date of this Agreement, had) a per share exercise price at least equal to the fair market value of a share of Company Common Stock as of the date the option or Right was granted.

(c)  Subsidiaries.  (1)(A) The Company has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or its Subsidiaries), (D) there are no Contracts by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to the Company or its Subsidiaries), (E) there are no Contracts relating to its rights to vote or to dispose of such securities (other than to the Company or its Subsidiaries), and (F) all the equity securities of each such Subsidiary held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

(2)    The Company has Previously Disclosed, as of the date hereof, a list of all equity securities it or one of its Subsidiaries holds, including a description of any such issuer and the percentage of the issuer’s voting and/or non-voting securities and, as of the Effective Time, no additional persons would need to be included on such a list. The Company has Previously Disclosed a list, as of the date hereof, of all partnerships, limited liability companies, joint ventures or similar entities, in which it owns or controls an equity, partnership or membership interest, directly or indirectly, and the nature and amount of each such interest, and as of the Effective Time, no additional persons would need to be included on such a list.

(3)    Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Bank is the Company’s only depository institution Subsidiary, and it (A) is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, (B) is “well capitalized” within the meaning of the “prompt corrective action” regulations of the Federal Deposit Insurance Corporation and (C) has a rating of “Satisfactory” or better under the CRA.

(d)  Corporate Power.  The Company and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the Company has made available to the Acquiror a brief description of each line of business in which the Company or any of its Subsidiaries is engaged.

(e)  Corporate Authority and Action.  (1)  The Company has taken all corporate action necessary in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and (B) subject only to receipt of the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Requisite Vote”) and to the approvals of applicable Government Authorities, to consummate the Merger. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)    The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and each of this Agreement and the transactions contemplated hereby is exempt from, (A) the requirements of any applicable “moratorium,” “control share,” “fair price,” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including Sections 14-2-1110 to 1113 of the GBCC and (B) any “business combination”, “fair price”, “voting requirement”, “constituency requirement” or other similar provisions of the Constitutive Documents of the Company or any of its Subsidiaries (collectively, “Takeover Provisions”).

(3)    The Company has received the opinion of Burke Capital Group, LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the shareholders of the Company is fair to the shareholders of the Company from a financial point of view.

(f)  Regulatory Filings; No Defaults.  (1)  No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger or the other transactions contemplated hereby, except for (A) the filing with the SEC of the Proxy Statement in definitive form, (B) the filing and approval of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System, the NCCOB and the GDBF, and expiration of any related waiting periods, with respect to the Merger, (C) the filing of a notification, if required, and expiration of the related waiting period under the HSR Act, (D) the filing of articles of merger with the Secretary of State of the State of Georgia pursuant to the GBCC, (E) the filings of applications and notices, as applicable, required to be made pursuant to the Bank Act (Canada) and (F) the receipt of the Company Requisite Vote described in Section 5.03(f)(1). As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received on a timely basis without the imposition of a condition or requirement described in Section 7.01(b).

(2)    Subject to receipt of the Company Requisite Vote, the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of required filings under federal and state securities laws, if any, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

(g)  SEC Documents; Financial Statements.  The Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the “Company’s SEC Documents”) with the SEC, as of the date filed, (A) were timely filed and complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then did not as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Company’s SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(h)  Absence of Undisclosed Liabilities and Changes.  (1)  Except as disclosed in the Company’s SEC Documents filed prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (whether or not required to be reflected in financial statements prepared in accordance with generally accepted accounting principles or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on the Company, and, since December 31, 2005, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(2)    Since December 31, 2005, except for execution of this Agreement and performance of its obligations hereunder, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(i)  Litigation.  Except as Previously Disclosed, no action, litigation, investigation, audit, claim or other proceeding before any arbitrator or Governmental Authority is pending against the Company or any of its Subsidiaries and, to the Company’s knowledge, no such litigation, claim or other proceeding has been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries.

(j)  Compliance with Laws.  The Company and each of its Subsidiaries and, to the knowledge of the Company, their respective officers and employees:

(1)    conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2)    has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current;

(3)    except as Previously Disclosed, has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company’s knowledge, do grounds for any of the foregoing exist) or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(4)    is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against the Company, any of its Subsidiaries or any officer, director or employee thereof;

(5)    is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action;

(6)    is in compliance with all applicable listing standards of the NASDAQ;

(7)    since December 31, 2000, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental Authority (collectively, the “Company Reports”). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed; and

(8)    conducts its lending activities in accordance with the Guidelines contained in Appendix C to Part 30 of Title 12 of the Code of Federal Regulations and has not engaged in any of the practices discouraged by such Guidelines and has not originated, owned or serviced, and does not currently own or service, any Loan subject to the requirements of Section 226.32 of Title Twelve of the Code of Federal Regulations.

(k)  Material Contracts; Defaults.  The Company has Previously Disclosed a complete and accurate list of all material Contracts (and in the case of material Contracts constituting Loans by the Company or any of its Subsidiaries, the total amounts committed and outstanding under such Loans as of the date hereof) to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or any of their respective properties is subject or by which any of the foregoing are bound, including the following:

(1)    any Contract not constituting a Loan that provides for fees or other payments in excess of $100,000 per annum;

(2)    any Contract that contains an “exclusivity” clause (that is, obligates the Company or any of its Subsidiaries to conduct business with another party on an exclusive basis or restricts the ability of the Company or any of its Subsidiaries to conduct business with any person);

(3)    any Loan by the Company or any of the Subsidiaries pursuant to which total amounts committed or outstanding under such Loan exceed $5,000,000;

(4)    any Contract relating to the borrowing of money or the guarantee of any such obligation by the Company or any of its Subsidiaries (other than Contacts pertaining to fully-secured repurchase agreements, trade payables, deposit liabilities and borrowings or guarantees made in the ordinary course of business);

(5)    any Contract relating to the provision of data processing network communication or other technical services to or by the Company or any of its Subsidiaries that provides for fees or other payments in excess of $25,000 per annum;

(6)    any Contract that would be required to be filed as an exhibit to any Company Report;

(7)    any Contract with a term beyond the Effective Time under which the Company or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations);

(8)    any Contract to which the Company or any of its Subsidiaries is a party, on the one hand, and under which any affiliate, officer, director, employee or equity holder or other Related Person of the Company or any of its Subsidiaries, on the other hand, is a party or beneficiary;

(9)    any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants;

(10)    any Contract involving the purchase or sale of assets outside of the ordinary course of business (including by way of merger, consolidation, purchase of assets, or otherwise) with a book value greater than $250,000 entered into since December 31, 2005; and

(11)    any Contract involving a capital expenditure in excess of $100,000 in a twelve month period or $250,000 in the aggregate (except for Contracts entered into after the date hereof in connection with the items Previously Disclosed on Schedule 4.01(t) of the Company’s Disclosure Schedule).

Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in default under any such Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither the Company nor any of its Subsidiaries has waived or repudiated any material provision of any such Contracts. The Contracts referred to in Section 5.03(k)(9) above are on arm’s-length terms. All indebtedness of the Company and its Subsidiaries is prepayable at any time without penalty or premium.

(l)  Non-Competition/Non-Solicitation.  Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation Contract or any other Contract (1) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of the Company or its affiliates is or could be conducted or the types of business that the Company or its affiliates conducts or may conduct, (2) that would reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of the Acquiror or its affiliates is or could be conducted or the types of business that the Acquiror or its affiliates conducts or may conduct or (3) that limits, purports to limit or would limit in any way the ability of the Company and its Subsidiaries to solicit prospective employees or would so limit or purport to limit the ability of the Acquiror or its affiliates to do so.

(m)  Properties.  Except as disclosed in the financial statements filed in the Company’s SEC Documents on or before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current Taxes not yet delinquent for which reserves have been established as shown on Schedule 4.01(h) of the Company’s Disclosure Schedule, mechanics liens, materialmen Liens, or other inchoate Liens) to the properties and assets, tangible or intangible, reflected in such financial statements (including the notes thereto) as being owned by the Company and its Subsidiaries as of the dates thereof. All buildings and all fixtures, equipment, and other property and assets that are material to its business and are held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms

(except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(n)  Employee Benefit Plans.  (1)  The Company has Previously Disclosed a complete list of all bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance Contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, Contracts, programs or arrangements and any “change of control” or similar provisions in any plan, Contract, program or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, the “Compensation Plans”) other than plans, programs or arrangements that cost less than $50,000 per annum to maintain in the aggregate.

(2)    With respect to each Compensation Plan, if applicable, the Company has provided to the Acquiror, true and complete copies of the existing: (A) Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) with respect to any employee stock ownership plan, any loan agreements and (D) two most recent Forms 5500 filed with the U.S. Department of Labor.

(3)    Except as Previously Disclosed, each of the Compensation Plans has been administered and operated in material compliance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act. Except as Previously Disclosed, each of the Compensation Plans that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS (or may rely upon a favorable determination letter issued to the sponsor of a master, prototype, or volume submitter arrangement) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter or the loss of the qualification of such Compensation Plan under Section 401(a) of the Code. None of the Company, any of its Subsidiaries or to the knowledge of the Company an Indemnified Party has engaged in any transaction with respect to any Compensation Plan that has subjected, or (assuming the taxable period with respect to the transaction expired as of the date hereof) could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA. Except as Previously Disclosed, there is no pending or, to the Company’s knowledge, threatened litigation or governmental audit, examination or investigation relating to the Compensation Plans.

(4)    No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any

“single-employer plan” (within the meaning of Section 4001 (a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained or contributed to by any of them, or the single-employer plan or Multiemployer Plan of any entity (an “ERISA Affiliate”) that is considered one employer with the Company under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan, and, to the Company’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

(5)    Except as Previously Disclosed, all contributions, premiums and payments required to have been made under the terms of any of the Compensation Plans or applicable law have been timely made and all obligations in respect of each Compensation Plan have been properly accrued and reflected in the financial statements contained in the Company’s SEC Documents. Neither any of the Pension Plans nor ERISA Affiliate Plans has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of the Company, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan or any ERISA Affiliate Plan pursuant to Section 401(a)(29) or Section 412(n) of the Code.

(6)    Under each Pension Plan which is a single-employer plan subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such plan. Under each of the Pension Plans, there has been no adverse change in the financial condition of any Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

(7)    There is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Compensation Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation Plan, except as Previously Disclosed. The Company or the Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder. Except as Previously Disclosed, there has been no communication to employees, former employees or their spouses, beneficiaries or dependents by the Company or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated. To the knowledge of the Company, the Company and its Subsidiaries have no liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(8)    Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Compensation Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recently ended fiscal year. Except as Previously Disclosed, neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (v) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation Plans, (x) limit or restrict the right of the Company to merge, amend or terminate any of the Compensation Plans, (y) cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Compensation Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(9)    The Company has Previously Disclosed a complete list stating the current base salary, 2005 earned incentive compensation and 2006 target incentive compensation, and additional payments triggered by the Merger and the Company’s estimate of the excise tax gross-up for each such amount for all current officers, employees and directors of the Company or any of its Subsidiaries.

(10)    Since December 31, 2005, the Company has not taken any action which, if taken after the date hereof, would be prohibited by Sections 4.01(f) and (g).

(o)  Labor Matters.  Each of the Company and its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act of 1986, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, nor is the Company aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any Contract to which the Company or any Subsidiary of the Company is a party. The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the

regulations promulgated thereunder (collectively, the “WARN Act”), or any similar state or local law which remains unsatisfied.

(p)  Environmental Matters.  (1) The Company and each of its Subsidiaries have complied at all times with all applicable Environmental Laws; (2) no property (including soils, groundwater, buildings and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has a Lien or as to which the Company or any of its Subsidiaries had any interest in a fiduciary or agency capacity, has been contaminated with, or has had any release of, any Hazardous Substance the release or presence of which would trigger any reporting, clean up, or remedial obligation pursuant to any Environmental Law; (3) neither the Company nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any property in connection with any Loans or in which it has currently or formerly held a Lien or security interest or as to which it had an interest in any fiduciary or agency capacity; (4) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (5) neither the Company nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information relating to any violation of, or liability under, any Environmental Law; (6) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (7) there are no other circumstances or conditions involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its Subsidiaries (including the presence of asbestos, underground storage tanks for the storage of hazardous substances, contamination, polychlorinated biphenyls, microbial matter which emits mycotoxins that are harmful to human health or gas station sites) that could be expected to result in any claims, liability or investigations or result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (8) the Company has made available to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which the Company or any of its Subsidiaries has held a Lien or as to which the Company or any of its Subsidiaries had any interest in a fiduciary or agency capacity. The representations and warranties in this Section 5.03(p) are the sole representations and warranties with respect to any Environmental Laws, and no other representations and warranties shall be deemed to apply to such matters.

(q)  Tax Matters.  (1) All Tax Returns that are required to be filed with respect to the Company or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (2) all Tax Returns filed by the Company and its Subsidiaries are complete and accurate; (3) all Taxes that are due and payable (without regard to whether such Taxes have been assessed) have been timely paid or adequate reserves have been established for the payment of such Taxes; (4) except as Previously Disclosed, all income Tax Returns referred to in clause (1) have been examined by the IRS or the appropriate taxing authority or the period for assessment of the Taxes for which such return has been filed has expired; (5) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to the Company’s knowledge, has been threatened; (6) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of the Company or any of its Subsidiaries, have been paid in full or are being contested in good faith; (7) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries for any currently open taxable period; (8) the Company and each of its Subsidiaries has complied with all information reporting requirements and has in its respective files all Tax Returns that it is required to retain in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law; (9) the Company and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which the Company was the common parent); (10) no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries; (11) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement; (12) except as Previously Disclosed, the Company and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; (13) all Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other person; (14) there are no Liens on any of the assets of any member of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax; (15) none of the Company or any of its Subsidiaries have engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)); (16) none of the Company or any of its Subsidiaries have engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local law; (17) none of the Company or any of its Subsidiaries have participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax; and (16) none of the Company or any of its Subsidiaries have been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355(a): (A) at any time during the two-year period prior to the date hereof, (B) at any time during the period commencing on the date hereof and ending on the Closing Date or (C) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e)) in conjunction with and including the transactions contemplated by this Agreement.

(r)  Risk Management; Allowance for Loan Losses.  (1)  All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers (each a “Risk Management Contract”), were entered into (A) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (B) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Risk Management Contract.

(2)    The allowances for loan losses reflected on the consolidated balance sheets included in the Company’s SEC Documents are, in the reasonable judgment of the Company’s management, adequate as of their respective dates under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines.

(s)  Books and Records.  The books and records of the Company and its Subsidiaries (1) have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies contained or reflected therein, and (2) fairly present their financial position.

(t)  Accounting Controls.  Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Company Board, that (1) all material transactions are executed in accordance with management’s general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to any criteria applicable to such statements, (3) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(u)  Insurance.  The Company has made available to the Acquiror all of the insurance policies, binders, or bonds maintained by or for the benefit of the Company or its Subsidiaries (“Insurance Policies”) or their representatives. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion.

(v)  No Brokers.  No action has been taken by the Company or its Subsidiaries (including their directors, officers or employees) that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except that the Company has employed Burke Capital Group, LLC in connection with this transaction on Previously Disclosed terms.

(w)  Intellectual Property.  The Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights necessary or required for the operation of their business as currently conducted (collectively, “Company IP Rights”), and have the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other person or party. The Company has Previously Disclosed all Company IP Rights. The Company’s use of the Company IP Rights

does not infringe any Intellectual Property Rights of any person; there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company IP Rights; to the knowledge of the Company, there is currently no infringement by any person of any Company IP Rights; and the Company IP Rights owned, used or possessed by the Company and its Subsidiaries are sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

(x)  Contracts with Related Persons.  The Company has Previously Disclosed all Contracts with Related Persons.

(y)  Disclosure.  The information Previously Disclosed or otherwise provided to the Acquiror in connection with this Agreement, when taken together with the representations and warranties contained herein, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Acquiror hereunder are true and complete.

5.04    Representations and Warranties of the Acquiror.  The Acquiror represents and warrants to the Company as set forth in its Disclosure Schedule and as follows:

(a)  Organization, Standing and Authority.  Acquiror is duly organized, validly existing and in good standing under the laws of North Carolina. Following its formation, Acquiror Sub will be duly organized, validly existing and in good standing under the laws of Georgia. The Acquiror is, and Acquiror Sub will be, following its formation, duly qualified to do business and in good standing in the jurisdictions where the ownership or leasing of property or assets or the conduct of business requires such qualification.

(b)  Corporate Power.  The Acquiror and each of its Significant Subsidiaries each has, and Acquiror Sub will have, as of the Closing Date, the requisite power and authority to carry on its business as it is now being or, in the case of Acquiror Sub, will be, conducted and to own all its properties and assets; the Acquiror has, and Acquiror Sub will have, as of the date it executes a supplement to this Agreement, the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, in the case of Acquiror Sub, to adopt the plan of merger contained in this Agreement and, in accordance therewith, to consummate the transactions contemplated hereby.

(c)  Corporate Authority and Action.  The Acquiror has, and Acquiror Sub will have, as of the date it executes a supplement to this Agreement, taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger. This Agreement is a valid and legally binding agreement of the Acquiror, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Upon the execution of a supplement to this Agreement by Acquiror Sub, this Agreement will be the valid and binding agreement of

Acquiror Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d)  Regulatory Approvals; No Defaults.  (1)  No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the Acquiror of this Agreement or to consummate the Merger or the other transactions contemplated hereby except for (A) the filing of applications and notices, as applicable, with the Federal Reserve System, the NCCOB and the GDBF with respect to the Merger; (B) the filing of a notification, if required, and expiration of the related waiting period under the HSR Act, (C) the filing of articles of merger with the Secretary of State of the State of Georgia pursuant to the GBCC; and (D) approval by the Superintendent of Financial Institutions under the Bank Act (Canada). As of the date hereof, the Acquiror is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received on a timely basis without the imposition of a condition or requirement described in Section 7.01(b).

(2)    Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Acquiror or of any of its Subsidiaries or to which the Acquiror or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of the Acquiror or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

(e)  Funds.  At the Effective Time, the Acquiror will have the funds necessary to consummate the Merger and pay the Consideration in accordance with the terms of this Agreement.

(f)  Interim Operations of Acquiror Sub.  Acquiror Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date, will have engaged in no business other than in connection with the transactions contemplated by this Agreement. Acquiror Sub will be a direct or indirect wholly owned subsidiary of the Acquiror.

(g)  No Brokers.  No action has been taken by the Acquiror or Acquiror Sub that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other, like payment with respect to the transactions contemplated by this Agreement, except that the Acquiror has employed SunTrust Robinson Humphrey in connection with this transaction.

(h)  Litigation.  No litigation, claim or other proceeding before any court, arbitrator or Governmental Authority is pending against the Acquiror or any of its

Subsidiaries and, to the Acquiror’s knowledge, no such litigation, claim or other proceeding has been threatened, that would materially impair the ability of the Acquiror to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

(i)  Disclosure.  The information Previously Disclosed or otherwise provided to the Company in connection with this Agreement, when taken together with the representations and warranties contained herein, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Company hereunder are true and complete.

ARTICLE VI

Covenants

6.01    Reasonable Efforts.  (a)  Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with, and furnish information to, the other party hereto to that end.

(b)  Without limiting the generality of Section 6.01(a), the Company agrees to use its reasonable best efforts to obtain the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits of such Contract.

6.02    Shareholder Approvals.  The Company agrees to take, in accordance with applicable law, applicable NASDAQ National Market System rules and the Company’s Constitutive Documents, all action necessary to convene an appropriate meeting of shareholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”), and to solicit shareholder approval, as promptly as practicable after the date hereof. The Company Board has adopted a resolution contemplated by GBCC Section 14-2-1103 recommending that the shareholders approve this Agreement (and will keep such resolution in effect) and take any other action required to permit consummation of the transactions contemplated hereby. The obligation of the Company to hold the Company Meeting shall not be affected by any Acquisition Proposal or other event or circumstance and the Company agrees that it will not submit any Acquisition Proposal to its shareholders for a vote, unless this Agreement is terminated in accordance with its terms.

6.03    Proxy Statement.  (a)  The Acquiror and the Company will cooperate in the preparation of a proxy statement and other proxy solicitation materials of the

Company (the “Proxy Statement”). The Acquiror agrees to provide as promptly as reasonably practicable all necessary information for inclusion in the Proxy Statement. The Company agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable. The Company will advise the Acquiror promptly of the time when the Proxy Statement and any amendment or supplement to the Proxy Statement has been filed, and of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company agrees to use its reasonable best efforts, after consultation with the Acquiror, to respond promptly to all such comments of and requests by the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and each party will provide the other party with a copy of such filings with the SEC.

(b)  Each of the Company and the Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement that, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Acquiror further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to inform promptly the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c)  The Company will use its reasonable best efforts to cause the definitive Proxy Statement and all required amendments and supplements thereto to be mailed to its shareholders as promptly as practicable after the date hereof.

6.04    Press Releases.  The initial press release concerning the Merger and the other transactions contemplated by this Agreement shall be a joint press release in such form agreed to in advance by the parties, and thereafter each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that is required by law or regulation and as to which the Company or the Acquiror, as the case may be, has used its best efforts to discuss with the other in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of the Company or the Acquiror, as the case may be, or any of its representatives that was not permitted by this Agreement).

6.05    Access; Information.  (a)  Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford the Acquiror and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including credit files, Tax returns and work papers of independent auditors), properties, personnel and to such other information as it may reasonably request and, during such period, the Company shall furnish promptly (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws and (2) all other information concerning its business, properties and personnel as the Acquiror may reasonably request.

(b)  Each of the Company and the Acquiror agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05, and, with respect to the Company, in connection with the transactions contemplated hereby, unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the party to which such information pertains, (4) is or becomes readily ascertainable from published information or trade sources or (5) is such that such party is required by law or court order to disclose. If either party is required or reasonably believes that it is required to disclose any information described in this section by (i) law, (ii) any court of competent jurisdiction or (iii) any inquiry or investigation by any governmental, official or regulatory body which is lawfully entitled to require any such disclosure, such party (the “Required Party”) shall, so far as it is lawful, notify the other party of such required disclosure on the same day that the Required Party (a) is notified of a request for such disclosure from the relevant authority, body or other entity or (b) determines that such disclosure is required, whichever is earlier. Immediately thereafter, and to the extent practical on the same day, and subject to applicable laws, the parties shall discuss and use their reasonable best efforts to agree as to the mandatory nature, the required timing and the required content of such disclosure. The Required Party will furnish only that portion of the information described in this section that is legally required to be disclosed and will exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the information described in this section so furnished. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same, or at the other party’s request, destroyed.

(c)  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d)  Promptly following the date hereof, the Company shall use its reasonable best efforts to cause any person to whom the Company has provided documents, data or other materials relating to the Company or its Subsidiaries in connection with the consideration of any business combination involving the Company to return or destroy any such documents, files, data or other materials in accordance with the confidentiality agreement between the Company and such person.

6.06    Acquisition Proposals.  The Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ representatives not to, solicit, encourage or otherwise facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided that nothing contained in this Agreement shall prevent the Company Board from (i) making any disclosure to its shareholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable law; (ii) before the date of the Company Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made a bona fide written Acquisition Proposal received after the date hereof which did not result from a breach of this Section 6.06; or (iii) recommending such an Acquisition Proposal to its shareholders if and only to the extent that, in the case of actions referred to in clause (ii) or (iii), (x) such Acquisition Proposal is a Superior Proposal, (y) the Company Board, after having consulted with and considered the advice of outside counsel to the Company Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors’ fiduciary duties to the Company and its shareholders in accordance with the GBCC and (z) the Company receives from such person making such Acquisition Proposal a confidentiality agreement substantially in the form of the Confidentiality Agreement. For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal by a third party on terms that the Company Board determines in its good faith judgment, after receiving the advice of its financial and legal advisors (including with respect to prospects for approvals by Governmental Authorities), to be materially more favorable from a financial point of view to the Company and its shareholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, after giving the Acquiror at least five business days to respond to such third-party Acquisition Proposal once the Board has notified the Acquiror that in the absence of any further action by the Acquiror it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by the Acquiror. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Acquiror, with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise the Acquiror following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise the Acquiror of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. The Company agrees that neither it nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. The Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit the Company or the Company Board from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company’s obligations under this Section 6.06.

6.07    Takeover Laws and Provisions.  No party hereto shall knowingly take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the applicability or validity of, any purportedly applicable Takeover Law, as now or hereafter in effect. No party hereto shall knowingly take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them shall take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.08    No Rights Triggered.  The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under the Constitutive Documents of the Company or (b) under any material Contract to which it or any of its Subsidiaries is a party except, in each case, as Previously Disclosed or contemplated by this Agreement.

6.09    Regulatory Applications.  (a)  The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. The Acquiror and the Company will promptly file applications, notices or other materials required to be filed with Governmental Authorities by applicable law in connection with the Merger and promptly file any additional information requested as soon as practicable after receipt of request thereof. Each party shall have the right to review in advance, and to the extent practicable to consult with the other party, subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, the parties agree to act reasonably and as promptly as practicable. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)  Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10    Indemnification.  (a)  Following the Effective Time and for a period of six years thereafter, the Acquiror shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time (each, a “Claim”), to the fullest extent that the Company is permitted to indemnify its directors and officers under applicable law and its Constitutive Documents in effect on the date hereof (and the Acquiror shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether such an officer’s or director’s conduct complies with the standards set forth under applicable law and the Company’s Constitutive Documents shall be made by independent counsel reasonably acceptable to both the Indemnified Party and the Surviving Corporation.

(b)  For a period of three years from the Effective Time, the Acquiror shall use its commercially reasonable efforts to provide (or cause the Surviving Corporation to provide) that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall the Acquiror be required to expend more than twice the current amount spent by the Company (the “Insurance Amount”) to maintain or procure such directors’ and officers’ insurance coverage; provided, further, that if the Acquiror is unable to maintain or obtain the insurance called for by this Section 6.10(b), the Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Acquiror’s insurance carrier for the purpose of obtaining such insurance.

(c)  Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of a Claim, shall promptly notify the Acquiror thereof; provided that the failure so to notify shall not affect the obligations of the Acquiror under Section 6.10(a) unless and to the extent that the Acquiror is actually prejudiced as a result of such failure. In the event of a Claim (whether arising before or after the

Effective Time), (1) the Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (2) the Indemnified Parties will cooperate in the defense of any such matter and (3) the Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(d)  If the Acquiror or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 6.10.

(e)  The provisions of this Section 6.10 are intended to benefit, and may be enforced by, all Indemnified Parties and their respective heirs and representatives.

6.11    Notification of Certain Matters.  (a)  Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that would reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, (1) to result in any Material Adverse Effect with respect to it or (2) to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein without giving effect to any Material Adverse Effect qualifications.

(b)  The Company shall promptly notify the Acquiror of any written notice or other bona fide communication from any person alleging that the consent of such person is or may be required as a condition to the Merger.

(c)  The Company and each of its Subsidiaries shall, prior to the Closing Date, notify its insurers in writing of all known incidents, events and circumstance that would reasonably be expected to give rise to a claim against the Company or its Subsidiaries, as applicable.

6.12    Employee Benefits.

(a)  The Acquiror agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its

Subsidiaries will continue to be provided with pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time. Following the Effective Time, employees of the Company and its Subsidiaries will cease participation in the Company’s benefit programs and become eligible members of the Acquiror’s or its Affiliates benefit programs.

(b)  The Acquiror will cause each employee benefit plan of Acquiror and its Subsidiaries in which employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder, but not for purposes of benefit accrual, the prior service of such employees with the Company and its Subsidiaries as if such service were with Acquiror and its Subsidiaries, to the same extent that such service was credited under a comparable plan of the Company. The Acquiror will (1) waive any preexisting condition and waiting periods under employee benefit plans applicable to the Acquiror in which the employees of the Company and its Subsidiaries are eligible to participate (other than requirements that become applicable because the employee of the Company or its Subsidiaries seeks to increase the scope or level of his or her benefits) and (2) cause such employee benefit plans to honor any expenses incurred by the employee and his or her beneficiaries under similar plans of the Company or its Subsidiaries during the portion of the calendar year in which he or she became an employee of the Acquiror for purposes of satisfying applicable calendar year deductibles and maximum out-of-pocket expenses, coordinated with the employee benefit plans of the Acquiror, as appropriate. Employees of the Company and its Subsidiaries will retain credit for vacation pay which has been accrued as of the Effective Time and for purposes of determining the entitlement of such employees to vacation pay following the Effective Time, the service of such employees with the Company and its Subsidiaries shall be treated as if such service was with Acquiror and its Subsidiaries.

(c)  Prior to the Effective Time, the Company shall take all actions necessary to terminate the FLAG Financial Corporation Retirement Plan effective as of the day prior to the Closing Date, including adopting resolutions of the Company Board.

(d)  The Company shall be responsible for providing or discharging any and all notifications, benefits and liabilities to employees and Governmental Authorities required by the WARN Act or by any other applicable law relating to plant closings or employee separations or severance pay that are required to be provided before the Effective Time as a result of the transactions contemplated by this Agreement and Acquiror shall be responsible for any and all such matters following the Effective Time. The Company shall cooperate in preparing and distributing any notices that Acquiror may desire to provide prior to the Effective Time, in connection with actions by Acquiror after the Effective Time would result in a notice requirement under such laws.

(e)  As soon as practicable following the date hereof, the Company shall take all steps necessary (1) to amend the First Capital Bancorp, Inc. Directors’ Deferral Plan (the “Deferral Plan”) to provide that any additional amounts deferred under the Deferral Plan from the date hereof through the Closing Date shall not be notionally invested in shares of Company Stock and that any dividends paid on shares of Company Stock in the Rabbi Trust (within the meaning of the Deferral Plan) shall not be reinvested under the Plan or the Rabbi Trust and (2) to terminate the Deferral Plan effective as of the Closing Date.

6.13    Certain Adjustments.  Upon the request of the Acquiror, the Company shall (a) consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform the (1) loan, litigation and other reserves (including loan classifications and levels of reserves) and (2) real estate and securities valuation policies and practices of the Company and its Subsidiaries so as to reflect consistently on a mutually satisfactory basis the policies and practices of the Acquiror and (b) make reasonable adjustments to the corporate structure of the Company or its direct or indirect subsidiaries and transfer assets or liabilities between the Company and its Subsidiaries or between Subsidiaries; provided, however, that the Company shall not be obligated to record any such accounting adjustments (1) unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Closing Date and (2) in no event until the day prior to the Closing Date.

6.14    Certain Contracts.  Prior to the Effective Time, the Company (a) shall cause any Contracts with Related Persons (other than Compensation Plans) specified by the Acquiror to be terminated (effective immediately prior to or as of the Effective Time) without any penalty or other adverse consequences to the Company or any of its Subsidiaries and (b) will use its reasonable best efforts to cause the Contracts with third parties reasonably requested by the Acquiror to be terminated (effective immediately prior to or as of the Effective Time) without any penalty or other adverse consequences to the Company or any of its Subsidiaries or to be amended in the manner reasonably requested by the Acquiror; provided, however, that the Company shall not be obligated to cause any such Contract to be terminated unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Closing Date, and such terminations shall be conditioned upon the consummation of the Merger.

6.15    Regulatory Compliance.  In consultation with the Acquiror, the Company will take all reasonable measures to ensure that the Surviving Corporation’s subsidiary depository institutions will perform at a level of at least “satisfactory” under the CRA and that the Surviving Corporation and its subsidiary depository institutions should be deemed “well managed” by their “appropriate Federal banking agency” (as such term is defined in Section 3(q) of the Federal Deposit Insurance Act).

6.16    Formation of Acquiror Sub.  As soon as practicable following the date of this Agreement, the Acquiror shall cause Acquiror Sub to be duly organized as a direct or indirect wholly owned Subsidiary of the Acquiror and to become a party to this Agreement by executing and delivering a supplement hereto.

6.17    Post-Closing Merger.  The Company acknowledges that following the Effective Time, Acquiror intends to effect the merger of the Company and the Bank with and into RBC Centura Bank (the “Post-Closing Mergers”). Prior to the Effective Time, upon the Acquiror’s request, and at the Acquiror’s sole cost and expense, the Company shall take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, so as to permit consummation of the Post-Closing Mergers and shall cooperate fully with, and furnish information to, the Acquiror to that end, including entering into such Contracts and filing such applications, notices and other documents with Governmental Authorities as necessary to effect the Post-Closing

Mergers; provided that the effectiveness of any such Contracts shall be contingent upon the consummation of the Merger in accordance with this Agreement.

ARTICLE VII

Conditions to Consummation of the Merger

7.01    Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each of the Acquiror, Acquiror Sub and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

(a)  Shareholder Approval.  This Agreement shall have been duly approved and adopted and a plan of merger shall have been duly approved by the affirmative vote of the holders of the requisite number of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with applicable law and the Company’s Constitutive Documents.

(b)  Governmental and Regulatory Consents.  All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either the Acquiror or the Company or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would impose or is reasonably likely to impose a material burden on the Acquiror and its Subsidiaries or the Company and its Subsidiaries or a material burden on the manner and method in which the businesses or operations of the Acquiror and its Subsidiaries or the Company and its Subsidiaries are conducted after the Effective Time.

(c)  No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

7.02    Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

(a)  Representations and Warranties.  Subject to the standard set forth in Section 5.02, the representations and warranties of the Acquiror set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror by a senior officer of the Acquiror having authority to bind the Acquiror to such effect.

(b)  Performance of Obligations of the Acquiror and Acquiror Sub.  The Acquiror and Acquiror Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror by a senior officer of the Acquiror having authority to bind the Acquiror to such effect.

7.03    Conditions to Obligation of the Acquiror.  The obligations of the Acquiror to consummate the Merger are also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

(a)  Representations and Warranties.  Subject to the standard set forth in Section 5.02, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)  Third Party Consents.  All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(d)  Employment Agreements.  The Employment Agreements of each individual set forth on Annex 2 shall be in full force and effect and shall not have been amended and, in each case, such individual shall remain employed by the Company or a Subsidiary of the Company, and shall not have committed an act or omission that would permit their termination for “cause” thereunder; provided that this condition shall not be deemed unsatisfied as a result of the death or disability of one of such individuals.

ARTICLE VIII

Termination

8.01    Termination.  This Agreement may be terminated and the Merger may be abandoned:

(a)  Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)  Breach.  At any time prior to the Effective Time, by the Acquiror or the Company (and with written notice to the other party), in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 7.03(a) or (b), in the case of a breach or breaches by the Company, or Section 7.02(a) or (b), in the case of a breach or breaches by the Acquiror, not to be satisfied or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or the Acquiror to consummate the Merger and the other transactions contemplated by this Agreement.

(c)  Delay.  At any time prior to the Effective Time, by the Acquiror or the Company (and with written notice to the other party), in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2007 (the “Permitted Termination Date”), except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d)  No Approval.  By the Company or the Acquiror (and with written notice to the other party), in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

(e)  Failure to Recommend, Etc.  By the Acquiror (and with written notice to the Company), if (1) at any time prior to the receipt of the approval of the Company’s shareholders contemplated by Section 7.01(a), the Company Board shall have failed to recommend that the shareholders give such approval, withdrawn such recommendation or modified, qualified or changed such recommendation (or publicly announced its intention to withdraw, modify, qualify or change) in a manner adverse to the interests of the Acquiror or (2) the Company Board takes any of the actions described in clause (ii) or (iii) of the proviso to Section 6.06.

(f)  Shareholder Approval.  By the Company or the Acquiror if the required shareholder approval of the Company shall not have been obtained upon a vote taken thereon at the duly convened Company Meeting.

8.02    Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 6.05(b), 8.02, 8.03 and Article IX and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

8.03    Termination Fee.  (a)  In addition to any other rights that the Acquiror has under this Agreement and/or otherwise, the Company shall pay to the Acquiror $18,000,000 (the “Termination Fee”) (it being understood that such fee is not intended as liquidated damages), if:

(i)    this Agreement is terminated by the Acquiror pursuant to (A) Section 8.01(b) with respect to a breach of Section 6.02 or 6.06 on the part of the Company or (B) Section 8.01(e); or

(ii)    this Agreement is terminated by the Company pursuant to Section 8.01(f); or

(iii)    a Fee Payment Event shall have occurred prior to the occurrence of a Fee Termination Event; provided that the Company has not previously paid a Termination Fee to the Acquiror pursuant to clause (i) or (ii) of this Section 8.03(a).

(b)  Each of the following shall be a “Fee Termination Event”: (i) the Effective Time; (ii) termination of this Agreement in accordance with its terms, other than a Listed Termination, if such termination occurs prior to the occurrence of a Tolling Event; or (iii) the passage of eighteen (18) months after termination of this Agreement if such termination follows the occurrence of a Tolling Event or is a Listed Termination. The term “Listed Termination” shall mean a termination by the Acquiror pursuant to Section 8.01(b) (unless the breach giving rise to such right of termination is wholly not volitional on the part of Company, its Affiliates or representatives).

(c)  The term “Tolling Event” shall mean any of the following events or transactions occurring on or after the date hereof:

(i)    The Company or any of its Subsidiaries, without having received the Acquiror’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person other than the Acquiror or any of its Subsidiaries (each an “Acquiror Subsidiary”), or the Company Board shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction with any person other than the Acquiror or an Acquiror Subsidiary.

(ii)    Any person other than the Acquiror or any Acquiror Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20 percent or more of the outstanding shares of Company Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

(iii)    The shareholders of the Company shall have voted and failed to approve this Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held or shall have been canceled prior to termination of this Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than the Acquiror or any of its Subsidiaries) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

(iv)    The Company Board shall have withdrawn, modified, qualified or changed (or publicly announced its intention to withdraw, modify, qualify or changed) in any manner adverse in any respect to the Acquiror its recommendation that the shareholders of the Company approve the transactions contemplated by this Agreement in anticipation of engaging in an Acquisition Transaction, or the Company shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than the Acquiror or its Subsidiary;

(v)    Any person other than the Acquiror or any Acquiror Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

(vi)    The Company shall have willfully breached any covenant or obligation contained in this Agreement after an overture is made by a third party to Company or its shareholders to engage in an Acquisition Transaction, and following such breach the Acquiror would be entitled to terminate this Agreement (whether immediately or after the giving of notice or passage of time or both); or

(vii)    Any person other than the Acquiror or any Acquiror Subsidiary, without Acquiror’s prior written consent, shall have filed an application or notice with any regulatory or antitrust authority regarding an Acquisition Transaction.

(d)  The term “Fee Payment Event” shall mean any of the following events or transactions occurring after the date hereof:

(i)    The acquisition by any person (other than the Acquiror or any Acquiror Subsidiary) of beneficial ownership of 40 percent or more of the then outstanding Company Common Stock; or

(ii)    The occurrence of the Tolling Event described in clause (i) of the definition of the term “Tolling Event”, except that the percentage referred to in clause (z) of the definition of the term “Acquisition Transaction” shall be 25 percent.

(e)  Any payment required to be made under Section 8.03(a)(i) shall be payable within three business days following such termination; any payment required to be made under Section 8.03(a)(ii) as a result of termination by the Company shall be made prior to or contemporaneously with such termination; and any payment required to be made under Section 8.03(a)(iii) shall be payable within three business days following the Fee Payment Event. In any case such payment shall be made, without setoff, by wire transfer in immediately available funds, to an account specified by the Acquiror.

(f)  The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and are cumulative with, and not intended to limit, other remedies that may be available, and that, without these agreements, the Acquiror would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, the Acquiror commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall pay the Acquiror’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the prime rate published in The Wall Street Journal on the date such payment was required to be made plus two percent.

(g)  The Company shall notify the Acquiror promptly in writing of the occurrence of any Tolling Event or Fee Payment Event, it being understood that the giving of such notice by the Company shall not be a condition to the Acquiror’s rights pursuant to this Section 8.03.

ARTICLE IX

Miscellaneous

9.01    Survival.  No representations, warranties, agreements and covenants contained in this Agreement (a) other than those contained in Sections 6.05(b), 8.02, 8.03 and in this Article IX, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time or (b) other than those contained in Sections 3.03, 3.04 and 6.10 and in this Article IX, shall survive the Effective Time.

9.02    Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, by an agreement in writing executed by both parties, except that, after approval of this Agreement by the shareholders of the Company, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

9.03    Counterparts; Facsimile Signature.  This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original for all purposes.

This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposed.

9.04    GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE GBCC, INCLUDING THE PROVISIONS THEREOF GOVERNING FIDUCIARY DUTIES OF DIRECTORS OF A GEORGIA CORPORATION, SHALL GOVERN AS APPLICABLE.

9.05    Expenses.  Subject to Sections 6.17 and 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.06    Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or transmitted by facsimile (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to the Company, to:

J. Daniel Speight

FLAG Financial Corporation

Prominence In Buckhead

3475 Piedmont Road, N.E.

Suite 550

Atlanta, Georgia 30305

Facsimile: (404) 760-7735

With a copy to:

Walter G. Moeling, IV, Esq.

Powell Goldstein, LLP

1201 West Peachtree Street

14th Floor

Atlanta, Georgia 30309

Facsimile: (404) 572-6999

If to the Acquiror, to:

Gerald Hurst, Esq.

RBC Centura Banks, Inc.

3201 Beechleaf Court

7th Floor

Raleigh, North Carolina 27604

Facsimile: (919) 788-6058

With a copy to:

Donald J. Toumey, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile: (212) 558-3588

9.07    Entire Understanding; No Third-Party Beneficiaries.  This Agreement (together with the Disclosure Schedule, the Exhibits and the Annexes hereto) represents the entire understanding of the parties hereto with reference to all the matters encompassed or contemplated herein or agreed to in contemplation hereof and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.10, insofar as such Section expressly provides certain rights to the Indemnified Parties named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that the Acquiror and Acquiror Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of the Acquiror, but no such assignment shall relieve the Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

9.09    Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.10    Waiver of Jury Trial.  All of the parties hereto irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

*                    *                     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RBC CENTURA BANKS, INC.

By:	/s/ Scott M. Custer
Name: Scott M. Custer
Title: Chief Executive Officer

FLAG FINANCIAL CORPORATION

By:	/s/ Joseph W. Evans
Name: Joseph W. Evans
Title: Chairman and Chief Executive Officer

ANNEX 1

Kim Michael Childers

Stephen G. Deaton

Jim LaHaise

Harold R. Lee, Jr.

Bradford Watkins

Thomas Wiley

ANNEX 2

Kim Michael Childers

Jim LaHaise

Thomas Wiley

Appendix B

DISSENTERS’ RIGHTS PROVISIONS

GEORGIA BUSINESS CORPORATION CODE

ARTICLE 13.

DISSENTERS’ RIGHTS

PART 1.    RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301    Definitions. - As used in this article, the term:

(1)	“Beneficial Shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)	“Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)	“Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)	“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)	“Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302    Right To Dissent. - (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation is a party:

(A)	If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)	The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)	Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)	The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)	If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)	Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)	An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)	Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)  A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)  Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)	In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)	The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303    Dissent By Nominees And Beneficial Owners. - A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2.    PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

14-2-1320    Notice Of Dissenters’ Rights. - (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)  If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321    Notice Of Intent To Demand Payment. - (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)	Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)	Must not vote his shares in favor of the proposed action.

(b)  A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322    Dissenters’ Notice. - (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)  The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)	Be accompanied by a copy of this article.

14-2-1323    Duty To Demand Payment. - (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)  A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)  A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324    Share Restrictions. - (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325    Offer Of Payment. - (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)  The offer of payment must be accompanied by:

(1)	The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	A statement of the corporation’s estimate of the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)	A copy of this article.

(c)  If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326    Failure To Take Action. - (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)  If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327    Procedure If Shareholder Dissatisfied With Payment Or Offer. - (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)	The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)  A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)  If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)	The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)	The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3.    JUDICIAL APPRAISAL OF SHARES

14-2-1330    Court Action. - (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)  The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)  The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)  Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331    Court Costs And Counsel Fees. - (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)  The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)  If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332    Limitation Of Actions. - No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Appendix C

OPINION OF BURKE CAPITAL GROUP, LLC

August 9, 2006

Board of Directors

Flag Financial Corporation

3475 Piedmont Road, N.E., Suite 550

Atlanta, GA 30305

Members of the Board of Directors:

Flag Financial Corporation (“Flag”) and RBC Centura Banks, Inc (“RBC”) have entered into an Agreement and Plan of Merger (the “Agreement”), dated as of the 9th day of August, 2006, whereby Flag will merge with and into a subsidiary of RBC (the “Merger”) upon the date the merger becomes effective (the “Effective Time”). The common stock of Flag (“Flag Common Stock”) outstanding immediately prior to the Effective Time shall be converted into the right to receive consideration comprising $25.50 in cash (the “Consideration”), and each Flag stock option outstanding at the Effective Time shall be converted into the right to receive payment of an amount in cash equal to the product of the excess of the Consideration over the exercise price per share, if any. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the Consideration that RBC will render.

Burke Capital Group, L.L.C. (“BCG”) is an investment banking firm which specializes in financial institutions in the United States. Flag has retained us to render our opinion to its Board of Directors.

In connection with this opinion, we have reviewed, among other things:

(i)	The Agreement and certain of the schedules thereto;

(ii)	Certain publicly available financial statements and other historical financial information of Flag that it deemed relevant;

(iii)	Projected earnings estimates for Flag for the years ending December 31, 2006 through 2011 prepared by and reviewed with senior management of Flag and the views of senior management regarding Flag’s business, financial condition, results of operations and future prospects;

(iv)	Internal financial and operating information with respect to the business, operations and prospects of Flag furnished to BCG by Flag that is not publicly available;

(v)	Certain publicly available financial statements and other historical financial information of RBC that it deemed relevant;

(vi)	The pro forma financial impact of the merger on RBC’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of Flag and BCG;

Board of Directors – Flag Financial Corporation

August 9, 2006

(vii)	The financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

(viii)	The current market environment generally and the banking environment in particular;

(ix)	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that Flag and RBC or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of management of Flag and RBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Flag, RBC or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Flag or RBC, nor have we reviewed any individual credit files relating to Flag or RBC. We have assumed, with Flag’s consent, that the respective allowances for loan losses for both Flag and RBC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for Flag and RBC and all projections of transaction costs, purchase accounting adjustments and expected cost savings that we reviewed with the management of Flag, BCG assumed, with Flag’s consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Flag and RBC and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have assumed in all respects material to our analysis that Flag and RBC will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and such other related agreements will perform all of the covenants they are required to perform thereunder and that the conditions precedent in the Agreement and such other related agreements are not waived.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which Flag’s common stock may trade at any time.

Board of Directors – Flag Financial Corporation

August 9, 2006

We will receive a fee for our services as financial advisor to Flag and for rendering this opinion. BCG does not have an investment banking relationship with RBC; nor does it have any contractual relationship with RBC.

This opinion is directed to the Board of Directors of Flag and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair from a financial point of view.

Very Truly Yours,

/s/ Burke Capital Group, L.L.C.

Burke Capital Group, L.L.C.

Form of Revocable Proxy

FLAG FINANCIAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 21, 2006

The undersigned hereby appoints Joseph W. Evans and J. Daniel Speight, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of Flag Financial Corporation (“Flag”), which the undersigned is entitled to vote at the Special Meeting of Shareholders of Flag, to be held at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia on Tuesday, November 21, 2006, at 1:00 p.m., local time, and at any adjournments thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL BELOW.

Proposal:  To vote on the approval of the Agreement and Plan of Merger, dated as of August 9, 2006 and as supplemented as of September 6, 2006, by and among Flag, RBC Centura Banks, Inc. and Flag Acquisition Sub, Inc., as set forth in Appendix A to the Proxy Statement furnished to shareholders by Flag in connection with the Special Meeting and the implementation of all Mergers and related transactions contemplated by the Agreement and Plan of Merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED “FOR” THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER. If any other business as to which Flag does not have reasonable prior notice is presented to a vote of the shareholders at the Special Meeting, the undersigned hereby grants the proxies discretionary authority to vote this proxy in accordance with their best judgment. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Special Meeting.

If the undersigned elects to withdraw this proxy on or before the time of the Special Meeting or any adjournments of the Special Meeting and notifies the Secretary of Flag at or prior to the Special Meeting of the decision of the undersigned to withdraw this proxy, then the power of the proxies shall be terminated and of no further force and effect. If the undersigned withdraws this proxy in the manner described above and prior to the Special Meeting does not submit a duly executed and subsequently dated proxy card to Flag, the undersigned may vote in person at the Special Meeting all shares of Common Stock of Flag owned by the undersigned as of the record date for the Special Meeting.

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders must sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

, 2006
Date

Signature

Signature, if shares held jointly

Do you plan to attend the Annual Meeting? ☐ YES ☐ NO